UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

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VONAGE HOLDINGS CORP.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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VONAGE HOLDINGS CORP.

23 MAIN STREET

HOLMDEL, NJ 07733

April 30, 2007

Dear Stockholders,

We are pleased to invite you to attend the annual meeting of stockholders of Vonage Holdings Corp. to be held on Tuesday, May 29, 2007 at 2:00 p.m., local time, at the Robert Meyner Reception Center at the PNC Bank Arts Center, Exit 116, Garden State Parkway, Holmdel, New Jersey 07733, and we look forward to your attendance either in person or by proxy. For your convenience, we are pleased to offer a live webcast of our annual meeting on the Investor Relations section of our web site at http://ir.vonage.com/. Details regarding admission to the meeting and the business to be conducted are described in the accompanying Notice of Annual Meeting and Proxy Statement. Included with the Proxy Statement is a copy of our 2006 Annual Report. We encourage you to read our Annual Report. It includes our audited financial statements and information about our operations, markets and products.

Your vote is important. Whether or not you plan to attend the annual meeting, we hope you will vote as soon as possible. You may vote over the Internet, as well as by telephone or by mailing a proxy or voting instruction card. Voting over the Internet, by telephone or by written proxy will ensure your representation at the annual meeting regardless of whether you attend in person. Please review the instructions on the proxy or voting instruction card regarding each of these voting options. Please note that you will not be able to vote at the annual meeting via the live webcast, and, unless you are otherwise represented at the annual meeting via proxy, you will not be deemed present or represented at the annual meeting by accessing the webcast.

Also, please let us know if you plan to attend our annual meeting by marking the appropriate box on the enclosed proxy card or, if you vote over the Internet or by telephone, indicating your plans when prompted.

Thank you for your ongoing support of Vonage. We look forward to seeing you at our annual meeting.

Sincerely,

Jeffrey A. Citron

Chairman, Chief Strategist and Interim Chief Executive Officer

VONAGE HOLDINGS CORP.

23 MAIN STREET

HOLMDEL, NJ 07733

NOTICE OF 2007 ANNUAL MEETING OF STOCKHOLDERS

Time and Date	2:00 p.m, local time, on Tuesday, May 29, 2007

Place	Robert Meyner Reception Center
PNC Bank Arts Center
Exit 116, Garden State Parkway
Holmdel, New Jersey 07733

Items of Business	At the meeting, we will ask you and our other stockholders to:

(1)	elect three Class I directors for terms to expire at the 2010 annual meeting of stockholders; and

(2)	ratify the appointment of BDO Seidman, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2007.

The stockholders will also act on any other business as may properly come before the meeting or any postponement or adjournment of the meeting.

The board of directors has no knowledge of any other business to be transacted at the annual meeting.

Record Date	You may vote if you were a stockholder of record at the close of business on March 30, 2007.

Proxy Voting

It is important that your shares be represented and voted at the meeting. If you are a stockholder of record and do not plan to attend the meeting, please mark, sign, date and promptly mail your proxy card in the enclosed postage-paid envelope or vote over the Internet or by telephone. You may revoke your proxy at any time before its exercise at the meeting. If your shares are held in street name and you do not plan to attend the meeting, please follow the instructions provided by the holder of record to ensure that your shares are voted.

By order of the Board of Directors,

Sharon A. O’Leary, Secretary

April 30, 2007

Page
GENERAL INFORMATION	1

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE ANNUAL MEETING	1
What information is contained in this proxy statement?	1
What shares can I vote?	1
How many votes am I entitled to per share?	1
What is the difference between holding shares as a stockholder of record and as a beneficial owner?	2
How can I attend the annual meeting?	2
How can I vote my shares in person at the annual meeting?	2
How can I vote my shares without attending the annual meeting?	3
Can I change my vote?	3
How many shares must be present or represented to conduct business at the annual meeting?	3
What is the voting requirement to approve each of the proposals?	4
Is cumulative voting permitted for the election of directors?	4
What happens if additional matters are presented at the annual meeting?	4
Who will serve as inspector of elections?	4
What should I do if I receive more than one set of voting materials?	4
How may I obtain a separate or additional copy of the 2006 Annual Report and proxy materials?	4
Who will bear the cost of soliciting votes for the annual meeting?	5
What is the deadline to propose actions for consideration at next year’s annual meeting of stockholders or to nominate individuals to serve as directors?	5

PROPOSAL NO. 1—ELECTION OF DIRECTORS	7
General	7
Recommendation	7
Nominees and Continuing Directors	7
Nominees for Term Expiring in 2010 (Class I Directors)	7
Directors Whose Terms Expire in 2008 (Class II Directors)	8
Directors Whose Terms Expire in 2009 (Class III Directors)	8
Information Concerning our Founder, Chairman, Chief Strategist, and Interim Chief Executive Officer	8
Transactions with Related Persons	9

PROPOSAL NO. 2—RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	11
General	11
Auditors’ Fees	11
Pre-Approval Policies and Procedures	11
Changes in Accountants	12
Recommendation of the Board of Directors	12

CORPORATE GOVERNANCE	13
Governance Principles	13
Board Determination of Independence	13
Board Meetings and Attendance	14
Director Attendance at Annual Meeting of Stockholders	14
Board Committees	14
Audit Committee	14
Compensation Committee	15
Nominating and Governance Committee	15

VONAGE HOLDINGS CORP.

23 MAIN STREET

HOLMDEL, NJ 07733

PROXY STATEMENT

GENERAL INFORMATION

For Our Annual Meeting of Stockholders to be held on May 29, 2007

Vonage Holdings Corp. (referred to as “we,” “us” or “Vonage” in this document), has sent you this proxy statement and the enclosed proxy card because our board of directors is soliciting your proxy to vote at our 2007 annual meeting of stockholders. The annual meeting will be held on Tuesday, May 29, 2007, at 2:00 p.m., local time, at the Robert Meyner Reception Center at the PNC Bank Arts Center, Exit 116, Garden State Parkway, Holmdel, New Jersey 07733. If the annual meeting is adjourned for any reason, the proxies may be used at any adjournments of the annual meeting. For your convenience, we are pleased to offer a live webcast of our annual meeting on the Investor Relations section of our web site at http://ir.vonage.com/. A replay of the webcast will be available on our website through June 12, 2007. Please note that you will not be able to vote at the annual meeting via the live webcast, and, unless you are otherwise represented at the annual meeting via proxy, you will not be deemed present or represented at the annual meeting by accessing the webcast.

This proxy statement summarizes information about the proposals to be considered at the annual meeting and other information you may find useful in determining how to vote. We are mailing this proxy statement and the enclosed proxy card to stockholders on or about May 7, 2007. In this mailing, we are also including copies of our annual report to stockholders for the fiscal year ended December 31, 2006. We refer to the year ended December 31, 2006 as “fiscal 2006” throughout this proxy statement.

Our annual report on Form 10-K for fiscal 2006, as filed with the Securities and Exchange Commission, or SEC, including our audited financial statements, is available free of charge on the Investor Relations section of our web site at http://ir.vonage.com/ or through the SEC’s electronic data system at www.sec.gov. To request a printed copy of our Form 10-K, which we will provide to you free of charge, either: write to Vonage’s Investor Relations Department at Vonage Holdings Corp., 23 Main Street, Holmdel, NJ 07733 or call us at 732.365.1328.

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE ANNUAL MEETING

Q: What information is contained in this proxy statement?

A: The information in this proxy statement relates to the proposals to be voted on at the annual meeting, the voting process, the compensation of our directors and most highly paid executive officers in 2006, and certain other required information.

Q: What shares can I vote?

A: Each share of Vonage common stock issued and outstanding as of the close of business on March 30, 2007, which we refer to as the Record Date, is entitled to be voted on all items being voted on at the annual meeting. You may vote all shares owned by you as of the Record Date, including (1) shares held directly in your name as the stockholder of record and (2) shares held for you as the beneficial owner in street name through a broker, trustee or other nominee such as a bank. On the Record Date, we had 155,388,353 shares of common stock issued and outstanding.

Q: How many votes am I entitled to per share?

A: Each holder of shares of common stock is entitled to one vote for each share of common stock held as of the Record Date.

Q: What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A: Most Vonage stockholders hold their shares through a broker or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

Stockholder of Record

If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, you are considered, with respect to those shares, the stockholder of record, and these proxy materials are being sent directly to you by Vonage. As the stockholder of record, you have the right to grant your voting proxy directly to Vonage or to vote in person at the annual meeting. Vonage has enclosed or sent a proxy card for you to use.

Beneficial Owner

If your shares are held in a brokerage account or by another nominee, you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you together with a voting instruction card by your broker, trustee or nominee, as the case may be. As the beneficial owner, you have the right to direct your broker, trustee or nominee how to vote, and you are also invited to attend the annual meeting.

Since a beneficial owner is not the stockholder of record, you may not vote your shares in person at the annual meeting unless you obtain a “legal proxy” from the broker, trustee or nominee that holds your shares giving you the right to vote the shares at the meeting. Your broker, trustee or nominee has enclosed or provided voting instructions for you to use in directing the broker, trustee or nominee how to vote your shares.

Q: How can I attend the annual meeting?

A: You are entitled to attend the annual meeting only if you were a Vonage stockholder or joint holder as of the Record Date, the close of business on March 30, 2007, or you hold a valid proxy for the annual meeting. Since seating is limited, admission to the meeting will be on a first-come, first-served basis. You should be prepared to present government-issued photo identification (such as a driver’s license or passport) for admittance. If you are a stockholder of record, you should bring the top portion of your proxy card for proof of ownership. If you are not a stockholder of record but hold shares in street name through a broker, trustee or nominee, you should provide proof of beneficial ownership as of the Record Date, such as your most recent account statement prior to March 30, 2007, a copy of the voting instruction card provided by your broker, trustee or nominee, or other similar evidence of ownership.

If you do not provide photo identification or comply with the other procedures outlined above, you will not be admitted to the annual meeting. For security reasons, you may be subject to search prior to your admittance to the meeting.

Please let us know if you plan to attend the meeting by marking the appropriate box on the enclosed proxy card or, if you vote over the Internet or by telephone, indicating your plans when prompted.

The meeting will begin promptly at 2:00 p.m., local time. Check-in will begin at 1:00 p.m. local time, and you should allow ample time for the check-in procedures.

Q: How can I vote my shares in person at the annual meeting?

A: Shares held in your name as the stockholder of record may be voted by you in person at the annual meeting. Shares held beneficially in street name may be voted by you in person at the annual meeting only if you obtain a legal proxy from the broker, trustee or nominee that holds your shares giving you the right to vote the shares. Even if you plan to attend the annual meeting, we recommend that you also submit your proxy or voting instructions as described below so that your vote will be counted if you later decide not to attend the meeting.

Q: How can I vote my shares without attending the annual meeting?

A: Whether you hold shares directly as the stockholder of record or beneficially in street name, you may direct how your shares are voted without attending the annual meeting. If you are a stockholder of record, you may vote by submitting a proxy. If you hold shares beneficially in street name, you may vote by submitting voting instructions to your broker, trustee or nominee. For directions on how to vote, please refer to the instructions below and those included on your proxy card or, for shares held beneficially in street name, the voting instruction card provided by your broker, trustee or nominee.

By Internet—Stockholders of record of Vonage common stock with Internet access may submit proxies by following the “INTERNET” instructions on their proxy cards until 11:59 p.m., Eastern Time, on May 28, 2007. Most Vonage stockholders who hold shares beneficially in street name may vote by accessing the web site specified on the voting instruction cards provided by their brokers, trustees or nominees. Please check the voting instruction card for Internet voting availability.

Please note that you will not be able to vote at the annual meeting via the live webcast, and, unless you are otherwise represented at the annual meeting via proxy, you will not be deemed present or represented at the annual meeting by accessing the webcast.

By Telephone—Stockholders of record of Vonage common stock who live in the United States or Canada may submit proxies by following the “TELEPHONE” instructions on their proxy cards until 11:59 p.m., Eastern Time, on May 28, 2007. Most Vonage stockholders who hold shares beneficially in street name and live in the United States or Canada may vote by phone by calling the number specified on the voting instruction cards provided by their brokers, trustees or nominees. Please check the voting instruction card for telephone voting availability.

By Mail—Stockholders of record of Vonage common stock may submit proxies by completing, signing and dating their proxy cards and mailing them in the accompanying pre-addressed envelopes. Proxy cards submitted by mail must be received by the time of the meeting in order for your shares to be voted. Vonage stockholders who hold shares beneficially in street name may vote by mail by completing, signing and dating the voting instruction cards provided by their brokers, trustees or nominees and mailing them in the accompanying pre-addressed envelopes.

Q: Can I change my vote?

A: You may change your vote at any time prior to the vote at the annual meeting. If you are the stockholder of record, you may change your vote by granting a new proxy bearing a later date (which automatically revokes the earlier proxy) using any of the methods described above (and until the applicable deadline for each method), by providing a written notice of revocation to Vonage’s Corporate Secretary at Vonage Holdings Corp., 23 Main Street, Holmdel, NJ 07733 prior to your shares being voted, or by attending the annual meeting and voting in person. Attendance at the meeting will not cause your previously granted proxy to be revoked unless you specifically so request. For shares you hold beneficially in street name, you may change your vote by submitting new voting instructions to your broker, trustee or nominee following the instruction they provided, or, if you have obtained a legal proxy from your broker or nominee giving you the right to vote your shares, by attending the meeting and voting in person.

Q: How many shares must be present or represented to conduct business at the annual meeting?

A: The quorum requirement for holding the annual meeting and transacting business is that holders of a majority of the voting power of the issued and outstanding common stock of Vonage must be present in person or represented by proxy. Both abstentions and broker non-votes (described below) are counted for the purpose of determining the presence of a quorum.

Q: What is the voting requirement to approve each of the proposals?

A: In the election of directors, the three persons receiving the highest number of “FOR” votes at the annual meeting will be elected. The proposal to ratify the appointment of BDO Seidman, LLP as our independent registered public accounting firm requires the affirmative “FOR” vote of a majority of those shares present in person or represented by proxy and voting on the proposal at the annual meeting.

If you hold shares beneficially in street name and do not provide your broker with voting instructions, your shares may constitute “broker non-votes.” Generally, broker non-votes occur on a matter when a broker is not permitted to vote on that matter without instructions from the beneficial owner and instructions are not given. In tabulating the voting result for any particular proposal, shares that constitute broker non-votes and abstentions are not considered votes cast on that proposal and will have no effect on the outcome of such proposal. Thus, broker non-votes and abstentions will not affect the outcome of any matter being voted on at the meeting, assuming that a quorum is obtained.

Q: Is cumulative voting permitted for the election of directors?

A: No. You may not cumulate your votes for the election of directors.

Q: What happens if additional matters are presented at the annual meeting?

A: Other than the items of business described in this proxy statement, we are not aware of any other business to be acted upon at the annual meeting. If you grant a proxy, the persons named as proxy holders, will have the discretion to vote your shares on any additional matters properly presented for a vote at the meeting. If for any reason any of our nominees is not available as a candidate for director, the persons named as proxy holders will vote your proxy for such other candidate or candidates as may be nominated by the board of directors.

Q: Who will serve as inspector of elections?

A: The inspector of elections will be a representative from American Stock Transfer & Trust Company.

Q: What should I do if I receive more than one set of voting materials?

A: You may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you may receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a stockholder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each Vonage proxy card and voting instruction card that you receive.

Q: How may I obtain a separate or additional copy of the 2006 Annual Report and proxy materials?

A: If you share an address with another stockholder, each stockholder may not receive a separate copy of our 2006 Annual Report and proxy materials. Stockholders who do not receive a separate copy of our 2006 Annual Report and proxy materials may request to receive a separate copy by sending an e-mail through the Vonage Investor Relations website at http://ir.vonage.com/, calling 732.365.1328 or writing to:

Vonage Investor Relations

23 Main Street

Holmdel, NJ 07733

Any stockholder may request additional copies of our 2006 Annual Report and proxy materials by following these same instructions. We will promptly deliver the requested copies.

Stockholders who share an address and receive multiple copies of our 2006 Annual Report and proxy materials can request to receive a single copy of our Annual Report and proxy materials in the future by following the instructions above. Stockholders can also revoke their consent and receive separate copies of our Annual Report and proxy materials in the future by following the instructions above. Current and prospective investors can access or order free copies of our Form 10-K, proxy statement and other financial information by following these same instructions.

Q: Who will bear the cost of soliciting votes for the annual meeting?

A: Vonage is making this solicitation and will pay the entire cost of preparing, assembling, printing, mailing and distributing these proxy materials and soliciting votes. If you choose to access the proxy materials or vote over the Internet, you are responsible for Internet access charges you may incur. If you choose to vote by telephone, you are responsible for telephone charges you may incur. In addition to the mailing of these proxy materials, the solicitation of proxies or votes may be made in person, by telephone or by electronic communication by our directors, officers and employees, who will not receive any additional compensation for such solicitation activities. We also have hired Georgeson Shareholder Communications Inc. to assist us in the distribution of proxy materials and the solicitation of votes described above. We will pay Georgeson Shareholder Communications Inc. a fee of $5,000 plus customary costs and expenses for these services. We have agreed to indemnify Georgeson Shareholder Communications Inc. against certain liabilities arising out of or in connection with the distribution of proxy materials and the solicitation of votes.

Q: What is the deadline to propose actions for consideration at next year’s annual meeting of stockholders or to nominate individuals to serve as directors?

A: You may submit proposals, including director nominations, for consideration at future stockholder meetings.

Stockholder Proposals: For a stockholder proposal to be considered for inclusion in our proxy statement for the annual meeting next year, the Corporate Secretary of Vonage must receive the written proposal at our principal executive offices no later than January 8, 2008. Such proposals also must comply with SEC regulations under Rule 14a-8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials. Proposals should be addressed to:

Vonage Holdings Corp.

Attn: Corporate Secretary

23 Main Street

Holmdel, New Jersey 07733

For a stockholder proposal that is not intended to be included in Vonage’s proxy statement under Rule 14a-8, the stockholder must (1) provide the information required by our bylaws and (2) give timely notice to the Corporate Secretary of Vonage in accordance with our bylaws, which, in general, require that the notice be received by the Corporate Secretary of Vonage:

•	not earlier than January 30, 2008, and

•	not later than February 29, 2008.

Nomination of Director Candidates: You may propose director candidates for consideration by the board of directors’ nominating and governance committee. Any such recommendations should include the nominee’s name and qualifications for board of directors membership and should be directed to the Corporate Secretary of Vonage at the address of our principal executive offices set forth above. For additional information regarding stockholder recommendations for director candidates, see “Corporate Governance—Director Nomination Process” below in this proxy statement.

In addition, our bylaws permit stockholders to nominate directors for election at an annual stockholder meeting. To nominate a director, the stockholder must provide the information required by our bylaws. In addition, the stockholder must give timely notice to our Corporate Secretary in accordance with our bylaws, which, in general, require that the notice be received by our Corporate Secretary within the time period described above under “Stockholder Proposals” for stockholder proposals that are not intended to be included in our proxy statement.

Copy of Bylaw Provisions: You may contact our Corporate Secretary at Vonage Holdings Corp., Attn: Corporate Secretary, 23 Main Street, Holmdel, New Jersey 07733 for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

General

Our board of directors is divided into three classes. One class is elected each year and members of each class hold office for three-year terms. The board has set the number of directors at seven. The Class I, Class II and Class III directors were elected to serve until the annual meeting of stockholders to be held in 2007, 2008 and 2009, respectively, and until their respective successors are elected and qualified. Our board of directors currently consists of seven members. Mr. Barris, Governor Ridge and Mr. Weller are Class I directors. Mr. Miller and Mr. Roberts are Class II directors. Mr. Citron and Mr. David are Class III directors.

Our board of directors, on the recommendation of our nominating and governance committee, has nominated Mr. Barris, Governor Ridge and Mr. Weller for election as Class I directors to hold office until the 2010 annual meeting of stockholders and until their respective successors are elected and qualified.

The persons named in the enclosed proxy card will vote to elect each of these nominees as a director, unless the proxy is marked otherwise. Each of the nominees is currently a director. Each nominee has indicated a willingness to serve as a director, if elected. If any nominee becomes unable or unwilling to serve, however, the proxies may be voted for substitute nominees selected by our board of directors.

No director, or associate of any director, is a party adverse to us or any of our subsidiaries in any material proceeding or has any material interest adverse to us or any of our subsidiaries. No director is related by blood, marriage or adoption to any other director or executive officer.

Recommendation

Our board of directors recommends a vote FOR the election to the board of directors of each of the Class I director nominees.

Nominees and Continuing Directors

The following information regarding the principal occupation, affiliations and business experience for each of the directors, including the nominees for election as Class I directors, has been furnished to us by the directors.

Nominees for Term Expiring in 2010 (Class I Directors)

Peter Barris, age 55, joined our board of directors in September 2004. Mr. Barris has served as Managing General Partner of New Enterprise Associates, LLC, or NEA, since 1999. He has been with NEA since 1992, and he serves as either an executive officer or General Partner of various NEA entities. Mr. Barris serves on the boards of directors of the Mid-Atlantic Venture Association, Innerworkings, Inc., the National Venture Capital Association and Venture Philanthropy Partners and is a Member of the Board of Trustees of Northwestern University, the Board of Overseers of the Tuck School at Dartmouth College and the Board of Advisors of the Tuck’s Center for Private Equity and Entrepreneurship at Dartmouth College.

Governor Thomas J. Ridge, age 61, joined our board of directors in August 2005. Governor Ridge currently provides consulting services for the U.S. Government on a variety of national and international issues. From January 2003 to January 2005, Governor Ridge served as the Secretary of the United States Department of Homeland Security. From 2001 through 2002, Governor Ridge served as the Special Assistant to the President for Homeland Security, an Executive Office created by President Bush in October 2001. Governor Ridge served as Governor of the Commonwealth of Pennsylvania for two terms from 1995 through 2001 and was a member of the U.S. House of Representatives from 1983 through 1995. Governor Ridge currently serves on the boards of directors of The Home Depot, Inc. and Exelon Corporation.

Harry Weller, age 37, joined our board of directors in November 2003. Mr. Weller joined NEA in 2002 as a Partner and serves as Assistant Vice President of NEA Development Corp. From 1998 to 2001, Mr. Weller served as a Partner at FBR Technology Venture Partners. Mr. Weller currently serves on the board of directors of Sourcefire, Inc.

Directors Whose Terms Expire in 2008 (Class II Directors)

J. Sanford Miller, age 57, joined our board of directors in January 2004. Mr. Miller is a General Partner in Institutional Venture Partners, or IVP, which he joined in April 2006. Prior to joining IVP, Mr. Miller was a Senior Partner at 3i, which he joined in 2001. Prior to joining 3i, Mr. Miller co-founded Thomas Weisel Partners in 1998, where he was a Member of the Executive Committee, Chief Administrative and Strategic Officer and Co-Director of Investment Banking. From 1990 to 1998, Mr. Miller was a Senior Partner at Montgomery Securities, where he led the technology and healthcare groups. Previously, he was a Managing Director and ran the technology and healthcare investment banking divisions in San Francisco for Merrill Lynch from 1987 to 1990. Mr. Miller is a College Trustee at the University of Virginia and serves on the Management Board of the Stanford Graduate School of Business. Mr. Miller is our Lead Independent Director.

John J. Roberts, age 62, joined our board of directors in August 2004. Mr. Roberts served as Global Managing Partner for PricewaterhouseCoopers LLP from 1998 until his retirement in June 2002. From 1994 to 1998, Mr. Roberts served as Chief Operating Officer of Coopers & Lybrand, which merged with Price Waterhouse in 1998. He currently serves on the boards of directors and audit committees of Armstrong World Industries, Inc. and Safeguard Scientifics, Inc. and the board of trustees and audit committee of the Pennsylvania Real Estate Investment Trust. He is a Member of the American Institute of Certified Public Accountants.

Directors Whose Terms Expire in 2009 (Class III Directors)

Jeffrey A. Citron, age 36, was our Chairman and Chief Executive Officer from January 2001 through February 2006. He resigned from his position as Chief Executive Officer and became our Chief Strategist in February 2006. On April 11, 2007, in connection with the resignation of Michael Snyder as our Chief Executive Officer, our board of directors appointed Mr. Citron as our Interim Chief Executive Officer. Mr. Citron is expected to serve in the role on a short-term basis. In 1995, Mr. Citron founded The Island ECN, a computerized trading system designed to automate the order execution process. Mr. Citron became the Chairman and CEO of Datek Online Holdings Corp. in February 1998 and departed The Island ECN and Datek in October 1999. For more information about Mr. Citron, see “Information Concerning Our Founder, Chairman, Chief Strategist, and Interim Chief Executive Officer.”

Morton David, age 70, joined our board of directors in August 2001. Mr. David served as the Chairman and Chief Executive Officer of Franklin Computer Corporation (later Franklin Electronic Publishers, Inc.) from 1983 to 1998. Mr. David currently serves on the board of directors of Sharper Image Corporation and previously served on the board of directors of Datek Online Holdings Corp. from 1998 until its acquisition by Ameritrade Holdings in 2002.

Information Concerning our Founder, Chairman, Chief Strategist, and Interim Chief Executive Officer

Prior to joining Vonage, Mr. Citron was associated with Datek Securities Corporation and Datek Online Holdings Corp., including as an employee of, and consultant for, Datek Securities and, later, as one of the principal executive officers and largest stockholders of Datek Online. Datek Online was a large online brokerage firm. Datek Securities was a registered broker-dealer that engaged in a number of businesses, including proprietary trading and order execution services. During a portion of the time that Mr. Citron was associated with Datek Securities, the SEC alleged that Datek Securities, Mr. Sheldon Maschler (another principal executive officer and large stockholder of Datek), Mr. Citron and certain other individuals participated in an extensive fraudulent scheme involving improper use of the Nasdaq Stock Market’s Small Order Execution System, or SOES. In January 2003, Mr. Maschler, Mr. Citron and others entered into settlement agreements with the SEC to resolve charges that they had improperly used SOES from 1993 until early 1998, when Datek Securities’ day-trading operations were sold to Heartland Securities Corporation. Mr. Maschler and others, but not Mr. Citron, were alleged to have continued such improper use until June 2001 at Heartland Securities. To settle the charges, Mr. Maschler, Mr. Citron and the other individuals paid $70 million in civil penalties and disgorgements of profits, of which Mr. Citron paid $22.5 million in civil penalties. In addition, Mr. Citron was enjoined from future violations of certain provisions of the U.S. securities laws, including the antifraud provisions set forth in Section 17(a) of the Securities Act of 1933, Section 10(b) of the Securities Exchange Act of 1934 and Rule 10b-5 promulgated under the Exchange Act. Mr. Citron also agreed to accept an SEC order that permanently bars him from association with any securities broker or dealer. Mr. Maschler and the other individuals and corporations agreed to similar restrictions. Mr. Citron settled theses charges without admitting or denying the allegations in the SEC’s complaint.

Transactions with Related Persons

Policies and Procedures for Related Person Transactions

On January 18, 2007, our board adopted written policies and procedures for the review of any transaction, arrangement or relationship in which Vonage is a participant, the amount involved exceeds $120,000, and one of our executive officers, directors, director nominees or 5% stockholders (or their immediate family members), each of whom we refer to as a “related person,” has a direct or indirect material interest.

If a related person proposes to enter into such a transaction, arrangement or relationship, which we refer to as a “related person transaction,” the related person must report the proposed related person transaction to our chief legal officer. The policy calls for the proposed related person transaction to be reviewed and, if deemed appropriate, approved or ratified by the board’s audit committee. Whenever practicable, the reporting, review and approval will occur prior to entry into the transaction. If advance review and approval is not practicable, the committee will review, and, in its discretion, may ratify the related person transaction. The policy also permits the chairman of the committee to review and, if deemed appropriate, approve proposed related person transactions that arise between committee meetings, subject to ratification by the committee at its next meeting. Any related person transactions that are ongoing in nature will be reviewed annually.

A related person transaction reviewed under the policy will be considered approved or ratified if it is authorized by the committee after full disclosure of the related person’s interest in the transaction. As appropriate for the circumstances, the committee will review and consider:

•	the related person’s interest in the related person transaction;

•	the approximate dollar value of the amount involved in the related person transaction;

•	the approximate dollar value of the amount of the related person’s interest in the transaction without regard to the amount of any profit or loss;

•	whether the transaction was undertaken in the ordinary course of our business;

•	whether the terms of the transaction are no less favorable to us than terms that could have been reached with an unrelated third party;

•	the purpose of, and the potential benefits to us of, the transaction; and

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any other information regarding the related person transaction or the related person in the context of the proposed transaction that would be material to investors in light of the circumstances of the particular transaction.

The committee may approve or ratify the transaction only if the committee determines that, under all of the circumstances, the transaction is in, or is not inconsistent with, Vonage’s best interests. The committee may impose any conditions on the related person transaction that it deems appropriate.

In addition to the transactions that are excluded by the instructions to the SEC’s related person transaction disclosure rule, the board has determined that the following transactions do not create a material direct or indirect interest on behalf of related persons and, therefore, are not related person transactions for purposes of this policy:

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interests arising solely from the related person’s position as an executive officer of another entity (whether or not the person is also a director of such entity), that is a participant in the transaction, where (a) the related person and all other related persons own in the aggregate less than a 10% equity interest in such entity, (b) the related person and his or her immediate family members are not involved in the negotiation of the terms of the transaction and do not receive any special benefits as a result of the transaction, (c) the amount involved in the transaction equals less than the greater of $1 million dollars or 2% of the annual gross revenues of the other entity that is a party to the transaction, and (d) the amount involved in the transaction equals less than 2% of Vonage’s annual gross revenues; and

•	a transaction that is specifically contemplated by provisions of Vonage’s charter or bylaws.

The policy provides that transactions involving compensation of executive officers shall be reviewed and approved by the compensation committee in the manner specified in its charter. We did not follow our related person transaction policy for the transactions described below as we entered into such transactions prior to adoption of the policy.

Business Travel on Aircraft Owned by New World Aviation, Inc.

Certain of our employees have traveled for business on aircraft owned by New World Aviation, Inc., a corporation wholly owned by Mr. Citron and his wife. In 2006, we paid New World Aviation an aggregate of $216,312 for travel by our employees, including Mr. Citron. Mr. Citron’s employment agreement provides that, with respect to reasonable business-related airline expenses, Mr. Citron will be eligible for air travel reimbursement based on the cost of a first-class ticket on a commercial airline to and from the applicable business destinations and that any additional business-related airline expenses incurred, directly or indirectly, by Mr. Citron with respect to other employees shall be paid in accordance with our travel policy.

Purchase of Routers from Force10 Networks, Inc.

We purchase routers from Force10 Networks, Inc. on an as-needed basis. In 2006, we paid Force10 Networks an aggregate of $396,116 under the contract. Affiliates of New Enterprise Associates, a holder of more than 5% of our voting capital stock, own an approximate 24% interest in Force10 Networks. In addition, an affiliate of Meritech Capital Partners II L.P., also a holder of more than 5% of our voting capital stock, owns a 6.8% interest in Force10 Networks. An employee of Meritech Capital Partners and an employee of New Enterprise Associates serve on the board of directors of Force10 Networks. Two of our directors, Peter Barris and Harry Weller, are affiliated with New Enterprise Associates. See “—Nominees and Continuing Directors.”

Registration Rights for Holders of Our Formerly Outstanding Convertible Preferred Stock

In April 2005, we and the holders of all of our formerly outstanding series of our convertible preferred stock entered into a third amended and restated investors’ rights agreement. Holders of our formerly outstanding series of our convertible preferred stock include Mr. Citron and New Enterprise Associates, 3i Group plc, Meritech Capital Partners and Bain Capital, LLC, each a holder of more than 5% of our voting capital stock.

Under the agreement, as amended in November 2006, if requested by the former holders of our Series B, C, D or E convertible preferred stock, we will effect, subject to certain terms and conditions, a registration statement on Form S-3, if it is available, to facilitate the sale and distribution of the shares of common stock issued upon the conversion of the Series B, C, D and E convertible preferred stock. Further, these holders have the right to demand of us, subject to certain terms and conditions, that we register the shares of common stock issued or issuable upon the conversion of their shares of convertible preferred stock after April 1, 2007, under the Securities Act. Finally, if we propose to register any of our capital stock under the Securities Act, the holders of all series of our convertible preferred stock will be entitled to customary “piggyback” registration rights.

PROPOSAL NO. 2

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

General

Vonage is asking the stockholders to ratify the audit committee’s appointment of BDO Seidman, LLP as Vonage’s independent registered public accounting firm for the year ending December 31, 2007. Although stockholder approval of the audit committee’s appointment of BDO Seidman, LLP is not required by law, the board of directors and the audit committee believe that it is advisable to give stockholders an opportunity to ratify the appointment. In the event the stockholders fail to ratify the appointment, the audit committee will reconsider this appointment. Even if the appointment is ratified, the audit committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the audit committee determines that such a change would be in Vonage’s and its stockholders’ best interests.

BDO Seidman, LLP has audited Vonage’s consolidated financial statements annually since Vonage’s 2004 fiscal year. Representatives of BDO Seidman, LLP are expected to be present at the meeting and will have the opportunity to make a statement if they desire to do so. It is also expected that those representatives will be available to respond to appropriate questions.

Auditors’ Fees

The following table summarizes the fees of BDO Seidman, LLP, our registered public accounting firm since April 22, 2005, billed to us for each of the last two fiscal years.

Fee Category	Fiscal 2006	Fiscal 2005
Audit Fees (1)	$1,536,361	$975,500
Tax Fees (2)	79,782	—

Total Fees	$1,616,143	$975,500

(1)	Audit fees consist of amounts billed for the audit of our annual financial statements included in our annual report on Form 10-K, the review of the interim financial statements included in our quarterly reports on Form 10-Q, services rendered in connection with our initial public offering, and other professional services provided in connection with statutory and regulatory filings or engagements.

(2)	Tax fees consist of amounts billed for advisory services regarding sales tax compliance and taxability issues. None of our tax fees billed in fiscal 2005 or 2006 were provided under the de minimis exception to the audit committee pre-approval requirements.

Pre-Approval Policies and Procedures

Our audit committee has adopted policies and procedures relating to the approval of all audit and non-audit services that are to be performed by our registered public accounting firm. This policy generally provides that we will not engage our registered public accounting firm to render audit or non-audit services unless the service is specifically approved in advance by the audit committee or the engagement is entered into pursuant to one of the pre-approval procedures described below.

From time to time, our audit committee may pre-approve specified types of services that are expected to be provided to us by our registered public accounting firm during the next 12 months. Any such pre-approval is detailed as to the particular service or type of services to be provided and is also generally subject to a maximum dollar amount.

Our audit committee has also delegated to the chairman of the audit committee the authority to approve any audit or non-audit services to be provided to us by our registered public accounting firm. Any approval of services by a member of the audit committee pursuant to this delegated authority is reported on at the next meeting of the audit committee.

Changes in Accountants

On March 1, 2004, we dismissed Amper, Politziner & Mattia P.C. as our independent registered public accounting firm previously engaged as the principal accountant to audit our financial statements. We re-engaged Amper, Politziner & Mattia P.C. on June 30, 2004, and dismissed the firm again on April 21, 2005. Amper, Politziner & Mattia P.C.’s report on our financial statements for the year ended December 31, 2003 did not contain any adverse opinion or disclaimer of opinion and was not otherwise qualified or modified as to uncertainty, audit scope or accounting principles.

Each decision to dismiss Amper, Politziner & Mattia P.C. was approved by our audit committee. During the 2003 fiscal year and the subsequent interim period preceding Amper, Politziner & Mattia P.C.’s dismissal, there were no reportable events or disagreements with Amper, Politziner & Mattia P.C. on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Amper, Politziner & Mattia P.C., would have caused it to make reference to the subject matter of the disagreements in connection with its report.

Following Amper, Politziner & Mattia P.C.’s dismissal, we engaged BDO Seidman, LLP as our independent registered public accounting firm effective April 22, 2005. Our audit committee authorized and approved the engagement of BDO Seidman, LLP. During the 2003 fiscal year, and the subsequent interim period prior to engaging BDO Seidman, LLP, neither we nor anyone on our behalf consulted BDO Seidman, LLP regarding either (1) the application of accounting principles to a specified transaction regarding us, either completed or proposed, or the type of audit opinion that might be rendered on our financial statements, or (2) any matter regarding us that was a reportable event.

Recommendation of the Board of Directors

The board of directors recommends that the stockholders vote FOR the ratification of the appointment of BDO Seidman, LLP to serve as Vonage’s independent registered public accounting firm for the year ending December 31, 2007.

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CORPORATE GOVERNANCE

Our board of directors believes that good corporate governance is important to ensure that Vonage is managed for the long-term benefit of stockholders. This section describes key corporate governance principles and practices that our board has adopted. Complete copies of our governance principles, committee charters, code of conduct and finance code of ethics are available on the Corporate Governance section of our web site at http://ir.vonage.com. Alternatively, you can request a copy of any of these documents by writing to Vonage Holdings Corp., Attn: Corporate Secretary, 23 Main Street, Holmdel, New Jersey 07733.

Governance Principles

Our board has adopted governance principles to assist in the exercise of its duties and responsibilities and to serve the best interests of Vonage and our stockholders. These principles, which provide a framework for the conduct of the board’s business, provide that:

•	the board’s principal responsibility is to oversee the management of Vonage;

•	a majority of the members of the board shall be independent directors;

•	the non-management directors meet regularly in executive session;

•	directors have full and free access to management and, as necessary and appropriate, independent advisors;

•	new directors participate in an orientation program and all directors are expected to participate in continuing director education on an ongoing basis; and

•	at least annually, the board and its committees will conduct a self-evaluation to determine whether they are functioning effectively.

Board Determination of Independence

Under applicable New York Stock Exchange, or NYSE, rules, a director will only qualify as “independent” if our board affirmatively determines that he or she has no material relationship with Vonage (either directly or as a partner, stockholder or officer of an organization that has a relationship with us). Our board has established guidelines to assist it in determining whether a director has such a material relationship. Under these guidelines, a director is not considered to have a material relationship with Vonage if he or she is independent under Section 303A.02(b) of the NYSE Listed Company Manual and he or she:

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is an executive officer of another company which is indebted to Vonage, or to which Vonage is indebted, unless the total amount of either company’s indebtedness to the other is more than one percent of the total consolidated assets of the company for which he or she serves as an executive officer; or

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serves as an officer, director or trustee of a tax exempt organization, unless Vonage’s discretionary contributions to such organization are more than the greater of $1 million or 2% of that organization’s consolidated gross revenues. Vonage’s automatic matching of employee charitable contributions will not be included in the amount of Vonage’s contributions for this purpose.

In addition, ownership of a significant amount of our stock, by itself, does not constitute a material relationship.

For relationships not covered by the guidelines set forth above, the determination of whether a material relationship exists is made by the other members of our board who are independent.

Our board has determined that Peter Barris, Morton David, J. Sanford Miller, Governor Thomas J. Ridge, John J. Roberts and Harry Weller meet the categorical standards described above, that none of these directors has a material relationship with Vonage and that each of these directors is “independent” as determined under Section 303A.02(b) of the NYSE Listed Company Manual. Our board reached a similar determination with respect to Orit Gadiesh, who served as a director from August 2005 until February 15, 2007, Hugh Panero, who served as a director from January 2006 until August 18, 2006, and Betsy Atkins, who served as a director from July 2005 until March 30, 2007.

In determining the independence of the directors listed above, our board considered the transactions with Force10 Networks, Inc. discussed in “Transactions with Related Persons.”

Board Meetings and Attendance

Our board met eight times during fiscal 2006. During fiscal 2006, with the exception of Governor Ridge, each director attended at least 75% of the aggregate of the number of board meetings and the number of meetings held by all committees on which he then served.

Director Attendance at Annual Meeting of Stockholders

Our governance principles provide that directors are encouraged to attend the annual meeting of stockholders. We did not hold an annual meeting of stockholders in 2006.

Board Committees

Our board has established three standing committees—audit, compensation, and nominating and governance—each of which operates under a charter that has been approved by our board. Current copies of each committee’s charter are posted on the Corporate Governance section of our web site at http://ir.vonage.com.

Our board has determined that all of the members of each of the board’s three standing committees are independent as defined under the rules of the NYSE, including, in the case of all members of the audit committee, the independence requirements contemplated by Rule 10A-3(b)(1) under the Exchange Act.

Audit Committee

The audit committee’s responsibilities include:

•	appointing, approving the compensation of, and assessing the independence of our registered public accounting firm;

•	overseeing the work of our registered public accounting firm, including through the receipt and consideration of reports from such firm;

•	reviewing and discussing with management and the registered public accounting firm our annual and quarterly financial statements and related disclosures;

•	monitoring our internal control over financial reporting and disclosure controls and procedures;

•	overseeing our internal audit function;

•	discussing our risk management policies;

•	establishing policies regarding hiring employees from the registered public accounting firm and procedures for the receipt and retention of accounting related complaints and concerns;

•	meeting independently with our internal auditing staff, registered public accounting firm and management;

•	reviewing and approving or ratifying any related person transactions; and

•	preparing the audit committee report required by SEC rules, which is included below in this proxy statement.

The members of our audit committee are Mr. Roberts (Chairman), Mr. David and Mr. Miller. Each member of our audit committee meets the standards for financial knowledge for companies listed on the NYSE. In addition, our board of directors has determined that Mr. Roberts is an “audit committee financial expert” as defined by applicable SEC rules. No member of our audit committee simultaneously serves on the audit committees of more than three public companies, except for Mr. Roberts, who serves on three audit committees in addition to ours. Our board of directors has determined that Mr. Roberts’ simultaneous service does not impair his ability to effectively serve on our audit committee. Our audit committee met 19 times during fiscal 2006.

Compensation Committee

The compensation committee’s responsibilities include:

•	annually reviewing and approving corporate goals and objectives relevant to the compensation of our Chief Strategist, CEO and other executives;

•	determining our Chief Strategist’s and CEO’s compensation;

•	reviewing and approving, or making recommendations to our board with respect to, the compensation of our other executive officers;

•	overseeing and administering our cash and equity incentive plans;

•	reviewing and discussing annually with management our “Compensation Discussion and Analysis,” which is included below in this proxy statement; and

•	preparing the compensation committee report required by SEC rules, which is included below in this proxy statement.

The compensation committee has the authority to engage its own independent advisor to assist in carrying out its responsibilities under its charter. The compensation committee has engaged an independent compensation consultant, Hewitt Associates, or the compensation consultant, to advise the committee in connection with its oversight of our compensation program. The compensation consultant generally attends meetings of the compensation committee and also communicates with the compensation committee outside of meetings. The compensation consultant reports to the compensation committee rather than to management, although the compensation consultant may meet with management from time to time for purposes of gathering information on proposals that management may make to the compensation committee. The compensation committee is free to replace the compensation consultant or hire additional consultants at any time. The compensation consultant does not provide any other services to us and receives compensation only with respect to the services provided to the compensation committee. The processes and procedures followed by our compensation committee in considering and determining executive compensation are described below under the heading “Compensation Discussion and Analysis.”

Our Chairman and Chief Strategist and our Chief Executive Officer, aided by our human resources and finance departments, provided statistical data and made recommendations to the compensation committee to assist it in determining 2006 compensation levels. While the compensation committee utilized this information and valued management’s observations with regard to compensation, the ultimate decisions regarding executive compensation were made by the compensation committee.

Compensation committee meetings typically have included, for all or a portion of each meeting, not only the committee members but also other board members, our Chairman and Chief Strategist, our Chief Executive Officer, our Chief Legal Officer and our Executive Vice President of Human Resources.

The members of our compensation committee are Mr. David (Chairman), Mr. Barris, Mr. Miller and Governor Ridge. Our compensation committee met five times during fiscal 2006.

Nominating and Governance Committee

The nominating and governance committee’s responsibilities include:

•	identifying individuals qualified to become board members;

•	recommending to our board the persons to be nominated for election as directors and to each of the board’s committees;

•	reviewing and making recommendations to the board with respect to the compensation of non-executive directors;

•	developing and recommending governance principles to the board; and

•	overseeing an annual evaluation of the board.

The processes and procedures followed by the nominating and governance committee in identifying and evaluating director candidates are described below under the heading “Director Nomination Process.”

The members of our nominating and governance committee are Mr. Weller (Chairman), Governor Ridge and Mr. Barris. Our nominating and governance committee met seven times during fiscal 2006.

Director Nomination Process

The process followed by our nominating and governance committee to identify and evaluate director candidates includes requests to board members and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates and interviews of selected candidates by members of the committee and the board. We also use the services of a third-party search firm to identify and evaluate potential director candidates.

In determining whether to recommend any particular candidate for inclusion in the board’s slate of recommended director nominees, our nominating and governance committee considers a number of factors, including the candidate’s integrity, business acumen, knowledge of our business and industry, experience, diligence, conflicts of interest and the ability to act in the interests of all stockholders. The committee does not assign specific weights to particular criteria, and no particular criterion is a prerequisite for each prospective nominee. Our board believes that the backgrounds and qualifications of its directors, considered as a group, should provide a composite mix of experience, knowledge and abilities that will allow it to fulfill its responsibilities.

Stockholders may recommend individuals to our nominating and governance committee for consideration as potential director candidates by submitting their names, together with appropriate biographical information and background materials and a statement as to whether the stockholder or group of stockholders making the recommendation has beneficially owned more than 5% of our common stock for at least a year as of the date such recommendation is made, to the nominating and governance committee, Vonage Holdings Corp., Attn: Corporate Secretary, 23 Main Street, Holmdel, New Jersey 07733. Assuming that appropriate biographical and background material has been provided on a timely basis, the committee will evaluate stockholder-recommended candidates by following substantially the same process, and applying substantially the same criteria, as it follows for candidates submitted by others. If the board determines to nominate a stockholder-recommended candidate and recommends his or her election, then his or her name will be included in our proxy card for the next annual meeting.

Stockholders also have the right under our bylaws to directly nominate director candidates, without any action or recommendation on the part of the committee or the board, by following the procedures set forth under “Questions And Answers About The Proxy Materials And The Annual Meeting- What is the deadline to propose actions for consideration at next year’s annual meeting of stockholders or to nominate individuals to serve as directors?” Candidates nominated by stockholders in accordance with the procedures set forth in the bylaws will not be included in our proxy card for the next annual meeting.

Communicating with the Independent Directors

Our board will give appropriate attention to written communications that are submitted by stockholders and other interested parties, and will respond if and as appropriate. The Lead Independent Director, with the assistance of our Chief Legal Officer, is primarily responsible for monitoring communications from stockholders and other interested parties and for providing copies or summaries to the other directors as he or she considers appropriate. The Lead Independent Director serves as the presiding director at all executive sessions of our non-management directors.

Communications are forwarded to all directors if they relate to important substantive matters and include suggestions or comments that the Lead Independent Director considers to be important for the directors to know. In general, communications relating to corporate governance and corporate strategy are more likely to be forwarded than communications relating to ordinary business affairs, personal grievances and matters as to which we receive repetitive or duplicative communications.

Stockholders who wish to send communications on any topic to our board should address such communications to board of directors, Vonage Holdings Corp., Attn: Corporate Secretary, 23 Main Street, Holmdel, New Jersey 07733.

Codes of Conduct

We have adopted a code of conduct applicable to all our officers and employees and a finance code of ethics applicable to our chief financial officer and other employees in our finance organization. The code of conduct and the finance code of ethics are posted in the Corporate Governance section of our Investor Relations website, http://ir.vonage.com/. We will provide you with print copies of our codes free of charge on written request to Vonage Holdings Corp., Attn: Corporate Secretary, 23 Main Street, Holmdel, New Jersey 07733. We intend to disclose any amendments to, or waivers from, provisions of our codes that apply to our principal executive officer, principal financial officer, principal accounting officer or controller, or any person performing similar functions, on our Investor Relations website promptly following the date of such amendment or waiver.

Compensation Committee Interlocks and Insider Participation

During fiscal 2006, the members of our compensation committee were Morton David, Peter Barris, J. Sanford Miller, Governor Thomas J. Ridge and Hugh Panero. Mr. Panero resigned from the board of directors in August 2006. None of the members of our compensation committee was at any time in fiscal 2006, or formerly, an officer or employee of Vonage, and none of the members of our compensation committee had any relationship with Vonage requiring disclosure as a related person transaction under Item 404 of Regulation S-K. During fiscal 2006, none of our executive officers served as a member of the compensation committee of any entity that had one or more executive officers that served on our compensation committee.

Compensation Committee Report

The information contained in this report shall not be deemed to be “soliciting material” or “filed” with the SEC or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, except to the extent that Vonage specifically incorporates it by reference into a document filed under the Securities Act of 1933 or the Exchange Act.

The compensation committee is responsible for evaluating and approving the compensation for the executive officers. Management has primary responsibility for our financial statements and reporting process, including the disclosure of executive compensation. The compensation committee has reviewed and discussed with management the Compensation Discussion and Analysis set forth below. The compensation committee is satisfied that the Compensation Discussion and Analysis fairly represents the objectives and actions of the compensation committee. Based on the foregoing review and discussion, the compensation committee has recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement for filing with the Securities and Exchange Commission.

By the Compensation Committee of the Board of Directors of Vonage Holdings Corp.

Morton David, Chairman

J. Sanford Miller

Peter Barris

Governor Tom Ridge

Audit Committee Report

The audit committee has reviewed our audited financial statements for the fiscal year ended December 31, 2006 and discussed them with our management and registered public accounting firm.

The audit committee has also received from, and discussed with, our registered public accounting firm various communications that our registered public accounting firm is required to provide to the audit committee, including the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

The audit committee has received the written disclosures and the letter from our registered public accounting firm required by Independence Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees), as adopted by the Public Company Accounting Oversight Board in Rule 3600T, and has discussed with our registered public accounting firm their independence.

Based on the review and discussions referred to above, the audit committee recommended to our board of directors that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2006.

By the Audit Committee of the Board of Directors of Vonage Holdings Corp.

John J. Roberts, Chairman

Morton David

J. Sanford Miller

COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

In order to maintain our leadership position in the Voice over Internet Protocol, or VoIP. industry and achieve our goal of helping people communicate when, where and how they choose, we require enthusiasm, innovation, dedication, passion and a sense of urgency from all our employees. We expect our executive officers, including the named executives officers, or NEOs (as more fully described below), to lead with enthusiasm and integrity while achieving and exceeding corporate goals and thereby increasing stockholder value.

In this Compensation Discussion and Analysis, we address the compensation provided to our NEOs listed in the Summary Compensation Table that immediately follows this discussion and the goals that we seek to achieve through our executive compensation program. The NEOs are our Chairman and Chief Strategist, Chief Executive Officer, Chief Financial Officer, Chief Technology Officer, Chief Legal Officer and President of our network subsidiary. Jeffrey A. Citron was our Chairman and Chief Executive Officer from January 2001 through February 2006. He resigned from his position as Chief Executive Officer and became our Chief Strategist in February 2006, when Michael Snyder became our Chief Executive Officer. On April 11, 2007, in connection with the resignation of Michael Snyder as our Chief Executive Officer, our board of directors appointed Mr. Citron as our Interim Chief Executive Officer.

The compensation committee of our board of directors oversees and administers our executive compensation program, including the evaluation and approval of compensation plans, policies and programs offered to our NEOs. The compensation committee operates under a written charter adopted by our board of directors and consists entirely of independent, non-employee directors as determined in accordance with various NYSE, SEC and Internal Revenue Code rules.

Compensation Objectives

We have structured our company-wide employee compensation program to attract, develop, motivate and retain top talent and to focus our employees, including our NEOs, on key business goals that enhance stockholder value. Our compensation program reinforces the importance of meeting and exceeding identifiable and measurable goals through superior awards for superior performance. We use compensation as a means to reinforce our desired culture and unique corporate environment. Our compensation program is designed to foster a sense of ownership, urgency and overall entrepreneurial sprit and to link rewards to measurable corporate and individual performance.

The compensation committee has based our executive compensation on the same overall goals as those applicable to employee compensation throughout Vonage. The 2006 compensation for our executive officers was designed to meet the following objectives:

•	Ensure executive compensation is aligned with our corporate strategies and business objectives;

•	Condition a substantial portion of an executive officer’s compensation on both short-term and long-term performance that enhances stockholder value;

•	Reinforce the importance of meeting and exceeding identifiable and measurable goals;

•	Provide meaningful equity ownership by our executive officers to align executives’ incentives with the creation of stockholder value;

•	Provide compensation that is competitive in markets in which we compete for executive talent in order to attract, retain and motivate the best possible talent; and

•	Provide an incentive for long-term continued employment with our company.

To achieve these objectives, the compensation committee evaluates our executive compensation program with the goal of setting compensation at levels the committee believes are competitive with those of other growth technology companies that compete with us for executive talent. Our executive compensation program ties a substantial portion of each NEO’s overall compensation to key strategic, financial and operational goals. We also provide a portion of our executive compensation in the form of stock-based awards that vest over time, which we believe helps retain our executives and aligns their interests with those of our stockholders by allowing them to participate in our longer term success as reflected in stock price appreciation.

The principal components of 2006 compensation that we provided to our executive officers to meet these objectives are as follows:

•	Salary: Provides competitive compensation;

•	Annual Cash Bonus: Provides performance incentives and competitive compensation;

•	Stock Options: Provides performance incentives, competitive compensation, retention incentives and alignment with stockholder interests;

•	Restricted Stock Units: Provides performance incentives, competitive compensation, retention incentives and alignment with stockholder interests;

•	Perquisites: Provides competitive compensation;

•	Insurance, retirement and other employee benefits: Provides competitive benefits and retention incentives; and

•	Severance and change-of control benefits: Provides competitive benefits and retention incentives.

We also provide indirect compensation in the form of broad-based savings and health plans for our employees, including the NEOs.

Our compensation committee reviews the compensation program periodically, including each of the above elements to determine whether they provide appropriate incentives and motivation to our executive officers and whether they adequately compensate our executive officers relative to comparable officers in other companies with which we compete for executive talent. Based upon the information and data presented to it, the compensation committee generally views the compensation paid to our executive officers as fair, reasonable, and competitive.

Engagement of Compensation Consultant

The compensation committee has the authority to engage its own independent advisor to assist in carrying out its responsibilities under its charter. The compensation committee has engaged an independent compensation consultant, Hewitt Associates, or the compensation consultant, to advise the committee in connection with its oversight of the Vonage compensation program. For more information on the role of Hewitt Associates, see “Corporate Governance—Board Committees—Compensation Committee.”

Determination of Competitive Compensation

In assessing competitive compensation for 2006, we relied principally on data published in the Radford Executive Survey, the Mercer US Executive Compensation Survey, and the Watson Wyatt Top Management Compensation Survey. We benchmark our salary and target incentive levels and compensation practices as well as our performance results in relation to other comparable companies. We believe that a group consisting of companies in the telecommunications industry and companies of similar size in terms of revenue and market capitalization represents an appropriate comparison group. Such companies have similar attributes and characteristics to us and are the companies against whom we compete for executive talent.

While we target base salaries for executive officers at the market 50th percentile other than Mr. Citron, we also seek to provide our executive officers a total cash compensation opportunity, which is base salary and annual target bonus, at a level that is up to the 75th percentile as measured against the market surveys described above. We have targeted Mr. Citron’s base salary at the 75th percentage as measured against the market surveys described below. We also seek to provide our executive officers a total direct compensation opportunity, which is base salary, annual target bonus and stock-based grants, at a level that is up to the 75th percentile as measured against the market surveys. We believe these target levels are appropriate because we set aggressive performance targets and believe that if achieved, our performance will be commensurate with top quartile performance in the market. This target philosophy aligns our pay with relative performance. Variations to these general targets may occur as dictated by the experience level of the individual and market factors. In particular, where an executive officer is uniquely key to our success, our compensation committee may provide compensation in excess of these percentiles.

A significant portion of our compensation is performance-based, and as a result, actual cash compensation paid to our NEOs may vary from that paid to executives in the surveys based on achievement of performance targets. We target to base approximately 60% of an executive officer’s total compensation on variable pay and long-term stock-based compensation.

Salaries

The objective of our base salary compensation is to provide financial stability through market competitive salary levels, recognizing experience, knowledge, skills, relative value and sustained contribution to Vonage. We make annual adjustments to base salary based on individual performance and contributions, market trends, competitive position and our financial situation. For 2006 compensation, we reviewed the benchmarking data described above. Based on the Radford surveys, we determined that some of our executive officer salaries were below the targeted 50th percentile, so we made adjustments to their 2006 salaries to bring them closer to the 50th percentile. The market data suggested that the following increases would position them at approximately the 50th percentile, and we provided increases accordingly:

Name	Salary Increase	2006 Salary Rate
John S. Rego	$50,000	$300,000
Louis Mamakos	$20,000	$220,000
Sharon A. O’Leary	$40,000	$290,000

Mr. Snyder’s $500,000 base salary for 2006 was determined through the negotiation of his employment agreement. Mr. Citron’s $600,000 base salary for 2006 was the same base salary that he had under his employment agreement entered into as of September 2005. This base salary was determined through an assessment of base salaries at certain comparator companies listed below and Mr. Citron’s significant contributions to Vonage, including his role as a founder of Vonage. Mr. Citron’s salary was not increased in 2006 and reflected Mr. Citron’s transfer of certain responsibilities and duties to Michael Snyder in connection with Mr. Citron’s transition from Chief Executive Officer to his new position as Chairman and Chief Strategist. The comparator companies that were analyzed in connection with the review of Mr. Citron’s salary were the following 15 publicly traded companies with characteristics similar to Vonage:

Alamosa Holdings Inc.	Netflix Inc.

Ask Jeeves Inc.	Sirius Satellite Radio Inc.

Earthlink Inc.	TiVo Inc.

Echostar Communications Corp.	United Online Inc.

Google Inc.	United States Cellular Corp.

Infospace Inc.	XM Satellite Radio

Interactive Data Corp.	Yahoo Inc.

Level 3 Communications Inc.

Timothy Smith’s base salary was reviewed separately and increased in September 2006 from $175,000 to $275,000 as a result of the increases in his responsibilities, consideration of internal consistency regarding pay levels for similar positions within our organization, and his promotion to interim president of the our global network and systems organization. Mr. Smith’s job responsibilities substantially increased after he was appointed President of Vonage Network Inc. and assumed leadership of a significant business unit within Vonage.

Annual Cash Bonuses

We have designed our annual cash bonus program to stimulate and support a high-performance environment by aligning employees’ goals with organizational strategies and operational and financial goals and by recognizing superior performance. The annual cash bonuses are intended to compensate for the achievement of these strategic, operational and financial goals and individual performance objectives.

When determining the annual bonuses of our executive officers, the compensation committee takes into account achievement of objective performance criteria as described below. The compensation committee also considers discretionary factors such as the executive officer’s personal contribution to Vonage and competitive factors such as total cash compensation as compared to the companies with which we compete for executive talent.

We set target award levels for our executives based on a percentage of their salary. For 2006, the applicable percentages were as follows:

Name	Percentage of Salary Payable at Target Award Level
Jeffrey Citron	100%
Michael Snyder	100%
John S. Rego	100%
Louis Mamakos	50%
Sharon A. O’Leary	80%
Timothy Smith	50%

For 2006, we based the annual bonuses for the executive officers, in part, on attaining the following objective performance goals with respect to our annual budget:

•	Achievement of our telephony services revenue goal; and

•	Achievement of our adjusted operating loss goal.

Vonage defines adjusted operating loss as loss from operations, as calculated in accordance with generally accepted accounting principles (GAAP), excluding depreciation and amortization and non-cash stock compensation expense. Telephony services revenues are derived from monthly subscription fees that we charge our customers under our service plans, activation fees, termination fees, international calling and other usage charges.

The compensation committee selected telephony services revenue and adjusted operating loss as measures of performance because it believed that, as a rapidly-growing company preparing for its initial public offering, we should reward revenue growth, but only if that revenue growth is achieved cost effectively. Similarly, the compensation committee believed that an income-generating company with little or no growth was not acceptable. Accordingly, our compensation committee believed the chosen metrics were the best indicators of financial success and stockholder value creation.

The corporate performance rating for 2006 was determined as follows, based on percentage achievement of the performance goals:

	% of Budget Achieved	Bonus % Payable	Weighting	Bonus as a % of Target
Telephony Services Revenue	96%	90%	75%	67%
Adjusted Operating Loss	69%	23%	25%	6%

Bonus payout as a percent of target bonus				73%

In order for the payout for 2006 annual cash bonuses to equal 100% of the targeted bonus payout, the telephony services revenue achieved had to be a minimum of 132% higher and the adjusted operating loss achieved had to be a minimum of 23% lower than the telephony services revenue and adjusted operating loss achieved in 2005. These targets were viewed as significant stretch targets by both management and the compensation committee. In calculating our corporate performance rating, our compensation committee may adjust our results for unusual, non-recurring or other items in the committee’s discretion. To calculate our corporate performance rating for 2006, we excluded the impact of Universal Service Fund fees because such fees represent pass-through revenue that is not controlled by our management as well as the impact of our patent litigation with Verizon. For additional details regarding the calculation of annual cash bonuses for the NEOs, please see footnote 1 for the Grants of Plan-Based Awards-2006 Table.

Based on the corporate performance rating, the determination of the executive officer’s personal contribution to Vonage, and the recommendation of the committee, our board of directors approved the following annual bonus payments to our Chairman and Chief Strategist and our Chief Executive Officer:

Name	2006 Bonus Award	Award as Percentage of Target Award Opportunity
Jeffrey Citron	$438,000	73%
Michael Snyder	$302,000	73%

Based on the corporate performance rating and the compensation committee’s determination of the executive officer’s personal contribution to Vonage, the committee approved the following annual bonus payments to the following executive officers:

Name	2006 Bonus Award	Award as Percentage of Target Award Opportunity
John S. Rego	$225,000	78%
Louis Mamakos	$82,000	76%
Sharon A. O’Leary	$170,000	76%
Timothy Smith	$75,000	76%

Long-Term Incentives

We provide long-term incentive compensation through awards of stock options and restricted stock units that generally vest over multiple years. Our equity award program is the primary vehicle for offering long-term incentives to our executive officers. We believe that stock-based grants provide our executive officers with a strong link to our long-term performance, create an ownership culture and help to align the interests of our executives and our stockholders. We also believe that the vesting feature of our equity grants furthers our goal of executive retention because this feature provides an incentive to our executive officers to remain in our employ during the vesting period. In determining the size of equity grants to our executive officers, our compensation committee considers competitive market levels, our company-level performance, the executive’s performance, the amount of equity previously awarded to the executive, the vesting of such awards and the recommendations of management. Stock-based compensation is core to our strategy of paying for performance and retaining key employees.

New Hire Equity Grants: We make an initial stock-based grant to all newly hired employees, including executive officers, in order to build an ownership mentality from the beginning of the employment relationship and in recognition of our fast-paced environment and results-oriented culture, which expects employees to deliver immediate value. The amount of the stock-based awards granted to new hires who are executive officers is individually determined by the compensation committee based on the amount determined to be appropriate to attract such executives and provide them with an ownership stake, thereby ensuring alignment with our goal of stockholder value creation.

In connection with Michael Snyder’s employment in February 2006 as our Chief Executive Officer, Mr. Snyder received a sign-on bonus option grant to acquire 892,858 shares of common stock. The amount of this grant was largely determined based upon the goal of providing Mr. Snyder with enough of an equity opportunity to ensure that his interests were aligned with those of our stockholders. New hire grants to other executive officers who had been recently hired were also considered in determining the amount of Mr. Snyder’s sign-on option grant.

Annual Stock Option Grants: In 2006, the compensation committee approved stock option grants to the executive officers based on 2005 corporate performance, competitive market data, the level of the individual’s responsibility, and individual contributions to Vonage. Although most of these stock options were approved in January 2006, they were granted as of March 15, 2006 along with all of the other annual grants made to our employees.

The compensation committee determined, based on the Radford surveys, that some of our executive officers’ total cash compensation for 2005 fell below the 2005 total cash compensation goal. Therefore, the stock option grants made in 2006 were adjusted to take into account this shortfall. The compensation committee recognized that these option grant levels would cause total direct compensation for 2005 to exceed the targeted 75th percentile of market, but the compensation committee determined that each of our executive officers made significant contributions to Vonage during 2005 and their significant effort should be appropriately rewarded. The extraordinary contributions of each executive officer principally related to a combination of the following, as appropriate: the executive officer’s role in assisting with our financing activities, his or her role in preparing us for our initial public offering and operation as a public company, his or her role in the relocation of our corporate headquarters, and his or her role in our enhanced emergency calling services or E911 compliance and related regulatory efforts. The compensation committee also took into account the number of stock options that each of our executive officers had previously been awarded. Accordingly, the executive officers received the following stock option grants in March 2006:

Name	Stock Options
John S. Rego	250,000
Louis Mamakos	142,858
Sharon A. O’Leary	107,143
Timothy Smith	78,572

Timothy Smith received an additional 89,286 share option grant in March 2006 to recognize the increased responsibilities assumed by Mr. Smith, his importance to our overall success, and the critical role performed by Mr. Smith in connection with the relocation of our corporate headquarters in November 2005. In addition, the compensation committee sought to bring the equity awarded to Mr. Smith more in line with that granted to other executive officers.

We did not grant stock options to Mr. Citron in 2006, because in August 2005 we made a special option grant to Mr. Citron to purchase 3,571,429 shares of our common stock at the fair market value per share of our stock on the date of grant. This grant was made to Mr. Citron in recognition of his valuable contributions as our founder, to further align Mr. Citron’s interests as Chief Executive Officer with those of our stockholders, and to provide additional incentives for Mr. Citron to continue to position us for our initial public offering. At that time, the compensation committee indicated that it did not intend to consider additional stock-based grants to Mr. Citron prior to 2007.

Special Retention RSU Grant: In August 2006, we made a special grant of restricted stock units to our employees, including executive officers, in an effort to minimize employee attrition and boost morale. We believe that restricted stock units provide a strong incentive to increase stockholder value by providing employees with a more predictable value than stock options. While this was the first time that we had issued restricted stock units to any of our employees, we followed the market trend of including restricted stock units as a component of our long-term compensation strategy. The compensation committee based the grant amounts for the executive officers on the recommendation of our Chairman and Chief Strategist, as well as the officer’s individual performance, risk of departure, difficulty of replacement and importance to our future. The restricted stock units vest annually over a four-year period. The executive officers received the following restricted stock unit grants in August 2006:

Name	Restricted Stock Units
Michael Snyder	50,000
John S. Rego	50,000
Louis Mamakos	25,000
Sharon A. O’Leary	50,000
Timothy Smith	50,000

The number of shares underlying options and restricted stock units granted to the executive officers in 2006 are set forth below in the Grants of Plan Based Awards table. The dollar amounts shown in the Summary Compensation Table for stock-based awards generally reflect the dollar amounts recognized for financial statement purposes in 2006. Therefore, the Summary Compensation Table includes amounts with respect to options and restricted stock units granted in 2006 and prior years. See the footnotes to the Summary Compensation Table for further information.

Stock Ownership Guidelines: During 2006, we did not have stock ownership guidelines for our executive officers because we had just completed our initial public offering. However, the compensation committee has recommended that we adopt such guidelines in 2007.

Perquisites

We seek to maintain an egalitarian culture in our facilities and operations. We do not have separate parking or dining facilities for executive officers, and we generally do not have programs for providing personal benefit perquisites to executive officers. However, some of our NEOs negotiated certain personal benefit perquisites in connection with their employment arrangements. We pay premiums for medical, dental, short-term disability, long-term disability, and life and accidental death and dismemberment coverage for Louis Mamakos, Michael Snyder, Jeffrey Citron, and John Rego. We pay premiums for short-term disability, long-term disability, and life and accidental death and dismemberment coverage for Sharon O’Leary. The incremental costs for these perquisites are shown in the Summary Compensation Table.

Broad-Based Programs

Our executive officers participate in our broad-based medical, dental and vision insurance, long-term and short-term disability insurance, life and accidental death and dismemberment insurance, health and dependent care flexible spending accounts, relocation services, and 401(k) savings plan. Under the 401(k) savings plan, we match employee contributions at the rate of 50% for each dollar contributed up to $6,000. The matching contributions vest based on a three-year cliff vesting schedule.

The 401(k) savings plan and other generally available benefit programs allow us to remain competitive for employee talent. We believe that the availability of these benefit programs generally enhances employee productivity and employee loyalty.

Retention of Michael Snyder

The 2006 compensation of Michael Snyder, our former Chief Executive Officer, was largely based on the terms of an employment agreement that he negotiated with us in connection with the commencement of his employment in February 2006. The compensation included in Mr. Snyder’s employment agreement was in large part determined based on the compensation paid to his predecessor as Chief Executive Officer. In addition, the compensation committee reviewed the compensation paid to our other executive officers in setting Mr. Snyder’s compensation. On April 11, 2007, Michael Snyder stepped down from his position as Chief Executive Officer and resigned from our board of directors.

Retention of Jeffrey Citron

The 2006 compensation of Jeffrey Citron, our Chairman and Chief Strategist, was largely based on the terms of an amended and restated employment agreement that we entered into in connection with his elevation to the position of Chairman and Chief Strategist in February 2006. The February 2006 employment agreement was generally based upon the terms of Mr. Citron’s earlier employment agreement, which was entered into as of September 2005. In connection with establishing the compensation arrangements contained in the September 2005 employment agreement, the compensation committee requested that its compensation consultant review the then current provisions of Mr. Citron’s employment agreement in July 2005 and provide guidance on compensation levels. The following data sources provided the basis for the compensation consultant’s report and the compensation committee’s determination: Executive Employment Agreements Among Fortune 200 Companies, 2004; Executive Change-in-Control Arrangements Among Fortune 200 Companies, 2004; Executive Severance Arrangements (not related to change in control) Among Fortune 200 Companies, 2004; internal databases maintained by the compensation consultant; and proxy filings for the comparator companies listed under “Salaries” above. On April 11, 2007, in connection with the resignation of Michael Snyder as our Chief Executive Officer, our board of directors appointed Mr. Citron as our Interim Chief Executive Officer. Mr. Citron is expected to serve in this role on a short-term basis.

Equity Grant Practices

The compensation committee approves all grants of stock options and restricted stock units, except for grants to newly hired employees below the Senior Vice President level, as described below. The compensation committee usually makes annual grants in March of each year in connection with our regularly scheduled March compensation committee meeting. The compensation committee makes grants for newly hired or newly promoted officers at the time of hire or promotion, and otherwise makes grants at other times of the year only in special circumstances. In 2006, as described earlier, the compensation committee made special grants of restricted stock units in order to boost morale and retain employees.

The compensation committee has established formal guidelines by which initial option grants are made to newly hired employees. The Chief Strategist and the Chief Executive Officer, acting singly or together, are authorized to make initial stock option grants to newly hired employees at the Vice President level or below, as long as the grants are within the guidelines approved by the compensation committee. The grants are reported to the compensation committee at its next regularly scheduled meeting. Newly hired hourly employees receive an automatic grant of restricted stock units effective upon the date of hire.

We do not backdate grants of stock options or restricted stock units, nor do we time grants to coincide with the release of material non-public information about Vonage.

Prior to the completion of our initial public offering in May 2006, we determined the fair value of our common stock based upon (i) the implied valuations suggested by arms-length transactions in our common stock and various series of our convertible preferred stock and convertible notes and (ii) a number of other factors, including discounted cash flow analysis of our financial results and other metrics such as revenue multiples, EBITDA multiples and subscriber line multiples. Because the discounted cash flow analysis took into account all elements of our financial performance, we selected the midpoint of the discounted cash flow analysis as the basis for determining our initial public offering price target. Based upon the available information, we determined that the fair value of our common stock between the filing of our initial registration statement and the completion of the initial public offering would initially be equal to 80% of the initial public offering price target, and would increase each month based upon growth of the business, up to a maximum value of 95% of the initial public offering price target. This methodology was modified slightly in December 2005 to adjust the common stock price to the then-effective conversion price of our convertible notes of $14.22, as the convertible notes were sold in arm’s length transactions. We believe that this approach provided for an appropriate option pricing model leading up to an initial public offering because it factored in the growth of the business as the initial public offering approached, but also recognized that there should be some level of discount given that there is some element of risk associated with the timing of an initial public offering.

After our initial public offering, we set the exercise price of stock options based on the closing price of our common stock on the day before the date of grant as reported on the NYSE. We changed this practice in August 2006, so that the exercise price of options is now based on the closing sale price of a share of our common stock on the date of grant as reported on the NYSE, or, if there were no sales on that date, on the most recent date on which a sale occurred. We made this change in response to the SEC amendments to its executive compensation disclosure rules, which require additional information if the exercise price of options is not determined based on the closing price of the stock on the principal trading market on the date of grant.

Ongoing and Post-Employment Compensation

We have employment agreements with each of our NEOs except for Timothy Smith, which set forth the terms of their employment with us. We believe that the employment agreements provide a competitive total compensation package that enhances our ability to retain capable executives. The employment agreements provide financial security, in the form of severance compensation, to an executive officer in the event the executive officer’s employment is terminated without cause or his or her responsibilities are significantly diminished. The agreements also provide clear statements of the rights of the executive officers and protect them against an unfavorable change in employment terms by an acquirer in the event of a change in control. Our executive officers are bound by confidentiality, non-solicitation and non-competition covenants that protect our confidential information and business.

Generally, the employment agreements provide for payments and other benefits if we terminate an executive officer’s employment without cause, or if an executive officer terminates employment for “good reason.” We believe that these benefits are appropriate for the caliber of executives hired and for the size of Vonage. Moreover, these arrangements are intended to attract and retain qualified executives who have alternatives that may appear to them to be less risky absent these arrangements.

In the event of a termination of Mr. Rego’s or Ms. O’Leary’s employment without cause or for good reason, in each case on or after a change in control of Vonage, Mr. Rego’s and Ms. O’Leary’s outstanding stock options and restricted stock units will vest in full. Mr. Rego and Ms. O’Leary’s change in control benefits are structured as “double trigger” benefits. In other words, the change in control does not itself trigger equity vesting; rather, equity vesting occurs only if their employment is terminated during a specified period after the change in control.

Mr. Citron’s and Mr. Snyder’s employment agreements provide for “single trigger” change in control equity vesting. All of Mr. Snyder’s outstanding stock options will vest in full upon a change in control of Vonage. Mr. Citron’s employment agreement provides for acceleration of vesting of stock-based compensation in the event of termination of employment without cause, termination of employment for “good reason”, or in the event of a change in control of Vonage.

We believe that the change in control benefits that we have provided to Mr. Rego, Ms. O’Leary, Mr. Snyder, and Mr. Citron provide the appropriate incentives to cooperate in negotiating any change in control of Vonage without regard to the potential effect on their positions. The enhanced change in control benefits granted to Mr. Snyder were designed to encourage him to join us as our Chief Executive Officer in the middle of our initial public offering. Mr. Citron’s change in control benefits were provided in recognition of his role as our founder and his efforts to position us for our initial public offering.

Under Mr. Citron’s employment agreement, if Mr. Citron becomes liable for payment of any excise tax under Section 4999 of the Internal Revenue Code with respect to any payment in connection with a change in control, we will make an additional payment to him. This payment is designed so that, after payment of all excise taxes and any other taxes payable in respect of the additional payment, Mr. Citron will retain the same amount as if no excise tax had been imposed. The committee believes that these payments relating to the excise tax are appropriate to preserve the intended benefits under Mr. Citron’s employment agreement. See “Potential Payments Upon Termination or Change in Control” for further information regarding the employment agreements for the NEOs.

Tax Considerations

Section 162(m) of the Internal Revenue Code limits to $1 million the deductibility for federal income tax purposes of annual compensation paid by a publicly held company to its chief executive officer and its four other highest paid executives, unless certain conditions are met. We structure our stock options to preserve, to the extent otherwise available, the deductibility of income realized upon the exercise of stock options. While we and the Committee may take actions in the future to ensure deductibility of other elements of pay, the committee retains the flexibility to authorize compensation that may not be deductible if we believe it is in the best interests of our company. While the compensation for each of the NEOs exceeded the $1 million deduction limit in 2006, we determined that these amounts were appropriate under the circumstances.

* * * * * * * *

Summary Compensation Table—2006

Name and Principal Position	Year	Salary		Bonus (1)	Stock Awards (2)	Option Awards (3)	Non-Equity Incentive Plan Compensation (4)	All Other Compensation		Total
Michael Snyder (5) CEO	2006	$413,462		—	$68,113	$4,551,696	$302,000	$111,049	(6)	$5,446,320

Jeffrey A. Citron (7) Chairman and Chief Strategist	2006	$663,077	(8)	—	—	$4,354,257	$438,000	$21,242	(9)	$5,476,576

John S. Rego Executive Vice President, CFO and Treasurer	2006	$288,846		$14,103	$68,113	$1,457,077	$210,897	$9,402	(10)	$2,048,438

Sharon A. O’Leary Executive Vice President, Chief Legal Officer and Secretary	2006	$281,077		$5,838	$68,113	$715,608	$164,162	$12,906	(11)	$1,247,704

Louis A. Mamakos Chief Technology Officer	2006	$215,538		$3,306	$34,056	$861,925	$78,694	$8,244	(12)	$1,201,763

Timothy Smith President, Vonage Network Inc.	2006	$198,077		$2,693	$68,113	$818,452	$72,307	$6,000	(13)	$1,165,642

(1)	The amounts reported represent discretionary cash bonuses earned during 2006.

(2)	Stock awards consist only of restricted stock units. The amounts shown do not reflect compensation actually received by the named executive officer. Instead, the amounts shown are the compensation costs recognized by us in 2006 with respect to stock awards for financial statement purposes, computed in accordance with Statement of Financial Accounting Standards, or SFAS No. 123 (Revised 2004), “Share-Based Payment,” or SFAS 123R, but without giving effect to estimated forfeitures. The assumptions used to calculate the value of stock awards are set forth under Note 1 of the Notes to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2006 filed with the SEC on April 17, 2007.

(3)	The amounts shown do not reflect compensation actually received by the named executive officer. Instead, the amounts shown are the compensation costs recognized by us in 2006 with respect to stock options for financial statement purposes, computed in accordance with SFAS 123R, but without giving effect to estimated forfeitures. These compensation costs reflect options granted in and prior to 2006. The assumptions used to calculate the value of stock options are set forth under Note 1 of the Notes to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2006 filed with the SEC on April 17, 2007.

(4)	The amounts in this column represent total performance-based bonuses earned for services rendered during 2006. These bonuses were based on our financial performance. The bonuses earned in 2006 were paid in 2007. Please see the section titled “Annual Cash Bonuses” in the Compensation Discussion and Analysis as well as footnote 1 of the Grants of Plan-Based Awards—2006 table for more information regarding our bonus plan and performance measures.

(5)	On April 11, 2007, Michael Snyder stepped down from his position as Chief Executive Officer and resigned from our board of directors.

(6)	This amount consists of $108,805 in relocation expense reimbursement paid to Mr. Snyder and our payment on behalf of Mr. Snyder of premiums for accidental death and dismemberment, term life, medical, dental and short- and long-term disability insurance.

(7)	Mr. Citron was formerly our Chief Executive Officer and became our Chairman and Chief Strategist as of February 27, 2006. On April 11, 2007, in connection with the resignation of Michael Snyder as our Chief Executive Officer, our board of directors appointed Mr. Citron as our interim Chief Executive Officer. Mr. Citron is expected to serve in the role on a short-term basis.

(8)	This amount includes a payment of $63,077 on February 3, 2006 due to an administrative oversight in implementing the $200,000 base salary increase that Mr. Citron received in 2005 under his September 2005 employment agreement, which raised his base salary from $400,000 to $600,000.

(9)	This amount consists of our payment on behalf of Mr. Citron of premiums for accidental death and dismemberment, term life, medical, dental and short- and long-term disability insurance, the cost to us related to the office use by two employees of companies affiliated with Mr. Citron and our matching contribution under our tax-qualified 401(k) plan.

(10)	This amount consists of our payment on behalf of Mr. Rego of premiums for accidental death and dismemberment, term life, medical, dental and short- and long-term disability insurance and our matching contribution under our tax-qualified 401(k) plan.

(11)	This amount consists of relocation expense reimbursement paid to Ms. O’Leary and our payment on behalf of Ms. O’Leary of premiums for accidental death and dismemberment, term life and short- and long-term disability insurance.

(12)	This amount consists of our payment on behalf of Mr. Mamakos of premiums for accidental death and dismemberment, term life, medical, dental, short- and long-term disability insurance and our matching contribution under our tax-qualified 401(k) plan.

(13)	Reflects our matching contribution under our tax-qualified 401(k) plan.

The relationship of each named executive officer’s base salary in proportion to the amount in the “Total” column is as follows:

Name	Salary as a % of Total Compensation
Michael Snyder	7.6%
Jeffrey A. Citron	12.1%
John S. Rego	14.1%
Sharon A. O’Leary	22.5%
Louis A. Mamakos	17.9%
Timothy Smith	17.0%

Grants of Plan-Based Awards—2006

Name	Grant Date		Date of Corporate Action	Estimated Possible Payouts Under Non- Equity Incentive Plan Awards (1)		All Other Stock Awards: Number of Shares of Stock or Units (2)	All Other Option Awards: Number of Securities Underlying Options (3)	Exercise or Base Price of Option Awards (4)	Grant Date Fair Value of Stock and Option Awards (5)
				Threshold	Target
Michael Snyder	2/27/2006		2/6/2006				892,858	$15.06	$7,156,546
	8/4/2006		8/4/2006			50,000			$241,477
				$10,337	$413,462

Jeffrey A. Citron				$15,000	$600,000

John S. Rego	3/15/2006		1/19/2006				250,000	$15.06	$1,996,512
	8/4/2006		8/4/2006			50,000			$241,477
				$7,221	$288,846

Louis A. Mamakos	3/15/2006		1/19/2006				142,858	$15.06	$1,140,868
	8/4/2006		8/4/2006			25,000			$120,735
				$2,694	$107,769

Sharon A. O’Leary	3/15/2006		1/19/2006				107,143	$15.06	$855,654
	8/4/2006		8/4/2006			50,000			$241,477
				$5,622	$224,862

Timothy Smith	3/15/2006	(6)	3/23/2006				167,858	$15.06	$1,335,040
	8/4/2006		8/4/2006			50,000			$241,477
				$2,476	$99,039

(1)	The amount shown represents the minimum and target award payout amounts for each named executive officer under our bonus plan for 2006 performance. The actual payouts are reflected in the “Non-Equity Incentive Plan Compensation” column in the Summary Compensation Table. Please see the section titled “Annual Cash Bonuses” in the Compensation Discussion and Analysis for more information regarding our bonus plan and performance measures. The amount shown in the “Target” column represents the target percentage for each named executive officer’s 2006 base salary. For 2006 the target percentages were: 100% for each of Messrs. Snyder, Citron and Rego; 50% for Mr. Mamakos; 80% for Ms. O’Leary and 50% for Mr. Smith. The bonus is uncapped, so there is no set maximum. The amount shown in the “Threshold” column represents the amount payable if only the minimum level of company performance is attained, which is 2.5% of the target amount shown above. As discussed in the Compensation Discussion and Analysis, the annual cash bonus awards are attributable to financial performance measures, which are Telephony Services Revenue and Adjusted Operating Loss, weighted at 75% and 25%, respectively. The bonus plan provides that if company performance is less than or equal to 60% of the targeted revenue and operating loss goals, each reviewed separately for achievement, no bonus amount is paid to the named executive officer under that particular metric. In order to receive payments under the bonus plan, at least one of the financial metrics must be equal to or greater than 61% of the targeted goal. For each percentage point above 61%, the named executive officer would be entitled to additional 2.5% of potential bonus with no set maximum. Therefore, if company performance exceeded 100%, then for each percentage point above 100%, the named executive officer would be entitled to an additional 2.5% of potential bonus. For example, if company performance for each metric was 150% of the goal, the named executive officer would be entitled to 225% of the target bonus amount.

The table below displays percentage points of the goal achieved and the resulting potential bonus payout.

% of Attainment of Goal	Potential Bonus % Payout
150%	225.0%
125%	162.5%
102%	105.0%
101%	102.5%
100%	100.0%
99%	97.5%
98%	95.0%
97%	92.5%
96%	90.0%

The 2007 bonus payment for 2006 performance is made based on the metrics described above and in the Compensation Discussion and Analysis, at 73% of target, and is shown in the Summary Compensation Table in the column titled “Non-Equity Incentive Plan Compensation.” Because the compensation committee also considers discretionary factors in determining an executive officer’s bonus, such as the executive officer’s personal contribution to Vonage and competitive factors such as total cash compensation as compared to the companies with which we compete for executive talent, bonus payments were adjusted upwards by approximately 5% for Mr. Rego and approximately 3% for each of Ms. O’Leary and Messrs. Mamakos and Smith for each of their contributions to Vonage. These upward adjustments are shown in the “Bonus” column in the Summary Compensation Table—2006.

(2)	Amounts in this column represent restricted stock units granted under our 2006 Incentive Plan. These grants were a special grant to our employees, including our named executive officers, in an effort to minimize employee attrition and boost morale. Please see the section titled “Special Retention RSU Grant” in the Compensation Discussion and Analysis for more information regarding these grants. The restricted stock units vest in equal annual installments on the first through fourth anniversaries of August 4, 2006. For each of Mr. Snyder, Mr. Rego and Ms. O’Leary, in the event such executive officer’s employment terminates not later than 180 days after a change in control, due to termination by us without cause or by the executive officer for good reason, any remaining unvested restricted stock units will vest as of the date of termination of employment. For each of Mr. Mamakos and Mr. Smith, in the event that such executive officer’s employment terminates not later than 180 days after a change in control, due to termination by us without cause or by the executive officer for good reason, the restricted stock units will vest as to one-half the number of unvested restricted stock units as of the date of termination of employment. For more information please see the section titled “Ongoing and Post-Employment Compensation” in our Compensation Discussion and Analysis for a discussion of the acceleration of our stock-awards upon a change in control.

(3)	Amounts in this column represent stock options granted under our 2001 Stock Incentive Plan. The options for Mr. Snyder vest in equal monthly installments over a period of four years beginning on March 31, 2006. The options for each of the other named executive officers vest in equal monthly installments over a period of four years beginning on April 30, 2006. For each of Mr. Snyder, Mr. Rego and Ms. O’Leary, in the event of a change in control, any remaining unvested options will vest. For each of Mr. Mamakos and Mr. Smith, in the event that such executive officer’s employment terminates not later than 180 days after a change in control, due to termination by us without cause or by the executive officer for good reason, the options will vest as to one-half the number of unvested options as of the date of termination of employment. For more information please see the section titled “Ongoing and Post-Employment Compensation” in our Compensation Discussion and Analysis for a discussion of the acceleration of our stock options upon a change in control.

(4)	The amounts in this column represent the fair market value of a share of our common stock, as determined by our board of directors, on the option’s grant date, which was prior to the date of our initial public offering and prior to our listing on the NYSE. Please see the section titled “Equity Grant Practices” in the Compensation Discussion and Analysis for a discussion of how we valued our common stock prior to our listing on the NYSE.

(5)	The value of a stock award or option award is based on the fair value as of the grant date of such award determined under SFAS 123R. Stock awards consist only of restricted stock units. Regardless of the value placed on a stock option on the grant date, the actual value of the option will depend on the market value of our common stock at such date in the future when the option is exercised, less the exercise price.

(6)	Mr. Smith was not an executive officer in March 2006. Therefore the stock option awards granted to him in March 2006 were not granted by the compensation committee, but were instead granted by the Chief Executive Officer and reported to the compensation committee in accordance with the compensation committee’s policies. Please see the section title “Equity Grant Practices” in the Compensation Discussion and Analysis for a discussion of our equity grant practices.

Outstanding Equity Awards at Fiscal Year-End—2006

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)		Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (1) (2)	Market Value of Shares or Units of Stock that Have Not Vested (3)
Michael Snyder	186,012	706,846	(4)	$15.06	2/27/2016
						50,000	$347,000

Jeffrey A. Citron	15,625	—		$6.44	9/18/2010
	400,935	—		$0.70	6/19/2012
	48,661	—		$1.40	9/18/2013
	1,018,446	727,490	(5)	$1.76	6/1/2014
	148,808	208,335	(6)	$7.42	4/1/2015
	1,190,458	2,380,971	(7)	$8.82	8/1/2015

John S. Rego	53,571	—		$0.70	10/1/2012
	33,482	11,161	(8)	$1.40	8/1/2013
	53,571	53,572	(9)	$1.76	2/27/2014
	77,231	108,127	(6)	$7.42	4/1/2015
	29,762	59,524	(7)	$8.82	8/1/2015
	46,875	203,125	(10)	$15.06	3/15/2016
						50,000	$347,000

Louis A. Mamakos	26,786	26,786	(11)	$1.76	7/30/2014
	37,202	52,084	(6)	$7.42	4/1/2015
	29,762	59,524	(7)	$8.82	8/1/2015
	26,786	116,072	(10)	$15.06	3/15/2016
						25,000	$173,500

Sharon A. O’Leary	59,523	119,049	(7)	$8.82	8/8/2015
	20,089	87,054	(10)	$15.06	3/15/2016
						50,000	$347,000

Timothy Smith	3,125	7,590	(12)	$11.73	10/9/2015
	29,612	138,246	(10)	$15.06	3/15/2016
						50,000	$347,000

(1)	Please see the section titled “Ongoing and Post-Employment Compensation” in our Compensation Discussion and Analysis for a discussion of the acceleration of our stock-awards upon a change in control.

(2)	The restricted stock units vest in equal annual installments on the first through fourth anniversaries of August 4, 2006. Vested units are payable in shares of our common stock, net of any withholding taxes owed.

(3)	Based on the closing price of our common stock as of December 29, 2006 ($6.94), as reported on the NYSE.

(4)	The options vest in equal monthly installments over a period of four years beginning on March 31, 2006.

(5)	The options vest in equal monthly installments over a period of four years beginning on July 31, 2004.

(6)	The options vest in equal monthly installments over a period of four years beginning on May 31, 2005.

(7)	The options vest in equal monthly installments over a period of four years beginning on September 30, 2005.

(8)	The options vest in four equal annual installments over a period of four years beginning on August 1, 2003.

(9)	The options vest in four equal annual installments over a period of four years beginning on February 27, 2004.

(10)	The options vest in equal monthly installments over a period of four years beginning on April 30, 2006.

(11)	The options vest in four equal annual installments over a period of four years beginning on July 30, 2004.

(12)	The options vest in equal monthly installments over a period of four years beginning on November 30, 2005.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The following are descriptions of our employment agreements with our named executive officers. The table following the description of our employment agreements quantifies the potential payments and benefits under our arrangements with each named executive officer to which the named executive officer would be entitled to for various scenarios involving a termination of employment or change-in-control. The amounts shown assume that the termination was effective as of December 31, 2006, and thus includes amounts earned through such time and are estimates of the amounts which would be paid out to the executives upon their termination. The actual amounts to be paid out can only be determined at the time of such executive’s separation.

Employment Agreements

Michael Snyder

On April 11, 2007, Mr. Snyder stepped down from his position as Chief Executive Officer. Mr. Snyder’s employment agreement had an initial term of two years and would have automatically renewed for additional one-year periods, unless either party gave notice at least 90 days prior to the end of the then-current term. In the event of a change in control, the term would have been automatically extended until the first anniversary of the change of control, subject to automatic annual renewals as described above. As Chief Executive Officer, Mr. Snyder reported to our board of directors and was responsible for the day-to-day management and operation of our business, including the supervision of our finance, legal and human resource functions and the business activities of our principal operating units in the United States, United Kingdom and Canada. Under his employment agreement, Mr. Snyder was entitled to receive an annual base salary of $500,000, subject to review by our compensation committee. On March 14, 2007, our compensation committee recommended a pay increase for Mr. Snyder from $500,000 to $550,000, effective April 1, 2007, which was approved by our board of directors. Mr. Snyder also was eligible to receive an annual discretionary performance-based bonus in accordance with our annual bonus program for senior executives.

In February 2006, we granted Mr. Snyder a sign-on bonus in the form of options to acquire 892,858 shares of our common stock at a price per share equal to the then fair market value of a share of our common stock.

Under the terms of his employment agreement, if Mr. Snyder’s employment is terminated without cause or he resigns with good reason and, in each case, Mr. Snyder provides us with a general release of claims, he is entitled to a prorated annual bonus for the year of termination payable on the date such bonus would have been payable, an amount equal to two times his base salary payable in (1) substantially equal installments over the lesser of (x) a six month period, or (y) such shorter period that is the longest permissible in order for the payment not to be considered nonqualified deferred compensation under the tax code, or (2) a lump-sum payment six months after separation, and up to $50,000 of outplacement services. If Mr. Snyder’s employment is terminated by reason of death or disability, he is entitled to a prorated annual bonus for the year of termination and an amount equal to his base salary for one year (reduced by the net amount of any disability benefits received by Mr. Snyder under our group disability policy). If Mr. Snyder’s employment is terminated for cause or he resigns without good reason, Mr. Snyder is only entitled to receive his unpaid base salary through and including the date of termination or resignation. In the event of a change in control, Mr. Snyder’s outstanding stock options vest in full.

Under the terms of Mr. Snyder’s employment agreement, he agreed not to disclose any confidential information concerning our business. In addition, Mr. Snyder agreed not to solicit or to interfere with our relationship with any of our employees, officers or representatives or to interfere with our relationship with any of our customers, clients, suppliers, licensees or other business relations until 12 months following termination of his employment. Furthermore, Mr. Snyder entered into our form noncompetition agreement pursuant to which he has agreed not to engage in, become interested in, enter into employment with or provide services to any business (or any person, firm or corporation engaged in any business) that directly competes with our business until 12 months following termination of his employment.

We are currently discussing a potential severance arrangement with Mr. Snyder, the terms of which have not been finalized.

Jeffrey Citron

Effective February 8, 2006, we entered into an amended and restated employment agreement with Mr. Citron providing for his employment as our Chairman and Chief Strategist. On April 11, 2007, in connection with the resignation of Michael Snyder as our Chief Executive Officer, our board of directors appointed Mr. Citron as our Interim Chief Executive Officer. The term of Mr. Citron’s agreement, which will end on December 31, 2008, will automatically renew for additional one-year periods, unless either party gives notice at least 90 days prior to the end of the then-current term. In addition, in the event of a change in control as defined under our 2001 Stock Incentive Plan, the term will be extended to the first anniversary of such event, subject to automatic annual renewals as described above.

Under his employment agreement, Mr. Citron is entitled to receive an annual base salary of at least $600,000. Mr. Citron also is eligible to receive an annual discretionary performance-based bonus in accordance with our annual bonus program for senior executives. Mr. Citron’s employment agreement contains a target annual bonus equal to 100% of Mr. Citron’s annual base salary.

Under his agreement, we also will provide Mr. Citron with, and pay the cost of premium payments on, a term life insurance policy that provides for a death benefit of at least $1.5 million. The agreement also provides that, with respect to reasonable business-related airline expenses, Mr. Citron will be eligible for air travel reimbursement based on the cost of a first-class ticket on a commercial airline to and from the applicable business destinations and that any additional business-related airline expenses incurred, directly or indirectly, by Mr. Citron with respect to other employees shall be paid in accordance with our travel policy.

During the term of his employment agreement, if we terminate Mr. Citron’s employment without cause or he resigns with good reason and, in each case, Mr. Citron provides us with a general release of claims, he will be entitled to a prorated annual bonus for the year of termination, an amount equal to two times the sum of his annual base salary payable within 15 days of the effective date of the general release and annual bonus for the prior year payable within 15 days of the effective date of the general release, the payment of premiums for group health continuation coverage for a period of 18 months, 100% accelerated vesting and exercisability of the unvested portion of any equity-based awards or other long-term incentive compensation without regard to the satisfaction of any performance criteria, and the right to exercise each stock option for 12 months following termination of employment or, if earlier, until the expiration of the original maximum term of such option. In the event of Mr. Citron’s death or disability during the term of his employment agreement, he will receive the same termination benefits as described above in the case of a termination without cause or resignation for good reason, except that he or his estate will receive a payment equal to one times, rather than two times, his salary and prior year’s bonus. In the event we terminate Mr. Citron’s employment for cause or he resigns without good reason, he would only be entitled to receive his unpaid base salary through and including the date of termination or resignation.

Immediately prior to a change in control, all unvested equity-based or other long-term incentive awards held by Mr. Citron will fully vest and become exercisable without regard to the satisfaction of any performance criteria. Mr. Citron also will be grossed up for any excise taxes payable by him under the Internal Revenue Code’s “golden parachute” tax rules.

Under the terms of Mr. Citron’s employment agreement, he has agreed not to disclose any confidential information concerning our business. In addition, Mr. Citron has agreed not to solicit or to interfere with our relationship with any of our employees, officers or representatives or to solicit any of our customers, clients, suppliers, licensees or other business relations until three years following termination of his employment. Furthermore, Mr. Citron has entered into our form noncompetition agreement pursuant to which he has agreed not to engage in, become interested in, enter into employment with or provide services to any business (or any person, firm or corporation engaged in any business) that directly competes with our business until three years following termination of his employment.

John S. Rego

Effective August 1, 2005, we entered into an employment agreement with Mr. Rego providing for his employment as our Chief Financial Officer for an initial term of two years. The term will automatically renew for additional one-year periods, unless either party gives notice at least 90 days prior to the end of the then-current term. In the event of a change in control, the term will also be automatically extended until the first anniversary of the change of control. Under his employment agreement, Mr. Rego is entitled to receive an annual base salary of $250,000, subject to review by our compensation committee and our Chief Executive Officer. On January 18, 2006, our compensation committee raised Mr. Rego’s salary to $300,000, effective March 15, 2006. Mr. Rego also is eligible to receive an annual discretionary performance-based bonus in accordance with our annual bonus program for senior executives. Annual bonus payments under the program generally are related to the achievement of revenue and income (loss) from operations before depreciation and amortization targets, as well as personal contribution. Our budget and business plan for the last several years has involved significant net losses and losses from operations before depreciation and amortization. Therefore, annual bonuses are paid even if we have net losses or losses from operations before depreciation and amortization.

During the term of his employment agreement, if we terminate Mr. Rego’s employment without cause or he resigns with good reason and, in each case, Mr. Rego provides us with a general release of claims, he will be entitled to a prorated annual bonus for the year of termination payable on the date such bonus would have been payable and an amount equal to his base salary for the longer of one year and the remainder of the term payable in substantially equal installments over the lesser of (1) a six-month period, or (2) such shorter period that is the longest period permissible in order for payments not to be considered nonqualified deferred compensation under the tax code. If Mr. Rego’s employment is terminated by reason of death or disability, he will be entitled to a prorated annual bonus for the year of termination and an amount equal to his base salary for one year (reduced by the net amount of any disability benefits received by Mr. Rego under our group disability policy). In the event we terminate Mr. Rego’s employment for cause or he resigns without good reason, he would only be entitled to receive his unpaid base salary through and including the date of termination or resignation. In the event of a termination of Mr. Rego’s employment without cause or for good reason, in each case, on or after a change in control, Mr. Rego’s outstanding stock options will vest in full.

Under the terms of Mr. Rego’s employment agreement, he has agreed not to disclose any confidential information concerning our business. In addition, Mr. Rego has agreed not to solicit or to interfere with our relationship with any of our employees, officers or representatives or to solicit any of our customers, clients, suppliers, licensees or other business relations until 12 months following termination of his employment. Furthermore, Mr. Rego has entered into our form noncompetition agreement pursuant to which he has agreed not to engage in, become interested in, enter into employment with or provide services to any business (or any person, firm or corporation engaged in any business) that directly competes with our business until 12 months following termination of his employment.

Louis A. Mamakos

Effective August 1, 2005, we entered into an employment agreement with Mr. Mamakos providing for his employment as our Chief Technology Officer for an initial term of two years. The term will automatically renew for additional one-year periods, unless either party gives notice at least 90 days prior to the end of the then-current term. Under his employment agreement, Mr. Mamakos is entitled to receive an annual base salary of $200,000, subject to review by our compensation committee and our Chief Executive Officer. On January 18, 2006, our compensation committee raised Mr. Mamakos’ salary to $220,000, effective March 15, 2006. Mr. Mamakos is also eligible to receive an annual discretionary performance-based bonus in accordance with our annual bonus program for senior executives. Annual bonus payments under the program generally are related to the achievement of revenue and income (loss) from operations before depreciation and amortization targets, as well as personal contribution. Our budget and business plan for the last several years has involved significant net losses and losses from operations before depreciation and amortization. Therefore, annual bonuses are paid even if we have net losses or losses from operations before depreciation and amortization.

During the term of his employment agreement, if we terminate Mr. Mamakos’ employment without cause or he resigns with good reason and, in each case, Mr. Mamakos provides us with a general release of claims, he will be entitled to a prorated annual bonus for the year of termination payable on the date such bonus would have been payable and an amount equal to his base salary for the longer of one year and the remainder of the term payable in substantially equal installments over the lesser of (1) a six-month period, or (2) such shorter period that is the longest period permissible in order for payments not to be considered nonqualified deferred compensation under the tax code. If Mr. Mamakos’ employment is terminated by reason of death or disability, he will be entitled to a prorated annual bonus for the year of termination and an amount equal to his base salary for one year (reduced by the net amount of any disability benefits received by Mr. Mamakos under our group disability policy). In the event we terminate Mr. Mamakos’ employment for cause or he resigns without good reason, he would only be entitled to receive his unpaid base salary through and including the date of termination or resignation.

Under the terms of Mr. Mamakos’ employment agreement, he has agreed not to disclose any confidential information concerning our business. In addition, Mr. Mamakos has agreed not to solicit or to interfere with our relationship with any of our employees, officers or representatives or to interfere with our relationship with any of our customers, clients, suppliers, licenses or other business relationships until 12 months following termination of his employment. Furthermore, Mr. Mamakos has entered into our form noncompetition agreement pursuant to which he has agreed not to engage in, become interested in, enter into employment with or provide services to any business (or any person, firm or corporation engaged in any business) that directly competes with our business until 12 months following termination of his employment.

Sharon A. O’Leary

Effective August 8, 2005, we entered into an employment agreement with Ms. O’Leary providing for her employment as our Chief Legal Officer for an initial term of two years. The term will automatically renew for additional one-year periods, unless either party gives notice at least 90 days prior to the end of the then-current term. In the event of a change in control, the term will also be automatically extended until the first anniversary of the change of control. Under her employment agreement, Ms. O’Leary is entitled to receive an annual base salary of $250,000, subject to review by our compensation committee and our Chief Executive Officer. On January 18, 2006, our compensation committee raised Ms. O’Leary’s salary to $290,000, effective March 15, 2006. Ms. O’Leary also is eligible to receive an annual discretionary performance-based bonus in accordance with our annual bonus program for senior executives. Annual bonus payments under the program generally are related to the achievement of revenue and income (loss) from operations before depreciation and amortization targets, as well as personal contribution. Our budget and business plan for the last several years has involved significant net losses and losses from operations before depreciation and amortization. Therefore, annual bonuses are paid even if we have net losses or losses from operations before depreciation and amortization. In addition, Ms. O’Leary will receive an annual benefits stipend beginning in 2006, in a net amount of $2,200, to pay the premium on disability insurance.

During the term of her employment agreement, if we terminate Ms. O’Leary’s employment without cause or she resigns with good reason and, in each case, Ms. O’Leary provides us with a general release of claims, she will be entitled to a prorated annual bonus for the year of termination payable on the date such bonus would have been payable and an amount equal to her base salary for the longer of one year and the remainder of the term payable in substantially equal installments over the lesser of (1) a six-month period, or (2) such shorter period that is the longest period permissible in order for payments not to be considered nonqualified deferred compensation under the tax code. If Ms. O’Leary’s employment is terminated by reason of death or disability, she will be entitled to a prorated annual bonus for the year of termination and an amount equal to her base salary for one year (reduced by the net amount of any disability benefits received by Ms. O’Leary under our group disability policy). In the event we terminate Ms. O’Leary’s employment for cause or she resigns without good reason, she would only be entitled to receive her unpaid base salary through and including the date of termination or resignation. In the event of a termination of Ms. O’Leary’s employment without cause or for good reason, in each case, on or after a change in control, Ms. O’Leary’s outstanding stock options will vest in full.

Under the terms of Ms. O’Leary’s employment agreement, she has agreed not to disclose any confidential information concerning our business. In addition, Ms. O’Leary has agreed not to solicit or to interfere with our relationship with any of our employees, officers or representatives or to interfere with our relationship with any of our customers, clients, suppliers, licensees or other business relations until 12 months following termination of her employment. Furthermore, Ms. O’Leary has entered into our form noncompetition agreement pursuant to which she has agreed not to engage in, become interested in, enter into employment with or provide services to any business (or any person, firm or corporation engaged in any business) that directly competes with our business until 12 months following termination of her employment.

The following table quantifies potential payments to our named executive officers upon termination of employment or change-in-control assuming the triggering event took place on December 29, 2006, the last business day of our last completed fiscal year.

Name	Cash Severance Payment	Bonus Payment	Pro Rata Bonus	Acceleration of Stock Options (Unvested) (1)	Acceleration of Restricted Stock Units (Unvested) (2)	Continuation of Medical/ Dental and Vision Benefits	Excise Tax Gross-up (3)	Outplace- ment Services	Total Termination Benefits
Jeffrey A. Citron
Termination without cause or resignation for good reason	$1,200,000	$1,080,000	$540,000	$3,768,398		$17,190	$4,067,590		$10,673,178
Termination upon death or disability	$600,000	$540,000	$540,000	$3,768,398		$17,190	$3,296,016		$8,761,604
Change in Control				$3,768,398			$2,147,326		$5,915,724
Termination without cause or resignation for good reason following a Change in Control

Michael Snyder
Termination without cause or resignation for good reason	$1,100,000		$302,000					$50,000	$1,452,000
Termination upon death or disability	$550,000		$302,000						$852,000
Change in Control
Termination without cause or resignation for good reason following a Change in Control					$347,000				$347,000

John S. Rego
Termination without cause or resignation for good reason	$300,000		$225,000						$525,000
Termination upon death or disability	$300,000		$225,000						$525,000
Change in Control
Termination without cause or resignation for good reason following a Change in Control				$339,335	$347,000				$686,335

Louis A. Mamakos
Termination without cause or resignation for good reason	$220,000		$82,000						$302,000
Termination upon death or disability	$220,000		$82,000						$302,000
Change in Control
Termination without cause or resignation for good reason following a Change in Control					$86,750				$86,750

Sharon A. O’Leary
Termination without cause or resignation for good reason	$290,000		$170,000						$460,000
Termination upon death or disability	$290,000		$170,000						$460,000
Change in Control
Termination without cause or resignation for good reason following a Change in Control					$347,000				$347,000

Timothy Smith
Termination without cause or resignation for good reason
Termination upon death or disability
Change in Control
Termination without cause or resignation for good reason following a Change in Control					$173,500				$173,500

(1)	The payments relating to stock options represent the value of unvested stock options as of December 29, 2006 that would be accelerated upon a change in control or termination of employment, calculated by multiplying the number of shares underlying unvested options by the excess of the closing price of our common stock on December 29, 2006 ($6.94) over the exercise price. For each of Mr. Snyder, Mr. Rego and Ms. O’Leary, in the event of a change in control, any remaining unvested options will vest. For each of Mr. Mamakos and Mr. Smith, in the event that such executive officer’s employment terminates not later than 180 days after a change in control, due to termination by us without cause or by the executive officer for good reason, the options will vest as to one-half the number of unvested options as of the date of termination of employment. For more information please see the section titled “Ongoing and Post- Employment Compensation” in our Compensation Discussion and Analysis for a discussion of the acceleration of our stock-awards upon a change in control.

(2)	The payments relating to restricted stock units represent the value of unvested and accelerated restricted stock units as of December 29, 2006, calculated by multiplying the number of unvested shares by the closing price of our common stock on December 29, 2006. For each of Mr. Snyder, Mr. Rego and Ms. O’Leary, in the event such executive officer’s employment terminates not later than 180 days after a change in control, due to termination by us without cause or by the executive officer for good reason, any remaining unvested restricted stock units will vest as of the date of termination of employment. For each of Mr. Mamakos and Mr. Smith, in the event that such executive officer’s employment terminates not later than 180 days after a change in control, due to termination by us without cause or by the executive officer for good reason, the restricted stock units will vest as to one-half the number of unvested restricted shares as of the date of termination of employment. For more information please see the section titled “Ongoing and Post-Employment Compensation” in our Compensation Discussion and Analysis for a discussion of the acceleration of our stock-awards upon a change in control.

(3)	Upon a change in control, employees may be subject to an excise tax under Section 4999 of the Internal Revenue Code. We have agreed to reimburse Mr. Citron for that excise tax as well as any income and excise taxes payable by Mr. Citron as a result of any reimbursements for the Section 4999 excise tax. The amount in the table is based on a Section 4999 excise tax rate of 20 percent, a 40 percent federal income tax rate, a 1.45 percent Medicare tax rate, and a 9 percent state income tax rate. Each of the other named executives is subject to Section 4999 and payments to such executive may be adjusted to avoid incurring the excise tax.

DIRECTOR COMPENSATION

We use a combination of cash and equity-based compensation to attract and retain qualified candidates to serve on our board of directors. In setting director compensation, we consider the significant amount of time that our directors expend in fulfilling their duties as well as the skill-level required by us of members of our Board.

Cash Compensation Paid to Board Members

Directors’ annual retainer fees in 2006 were as follows:

• Base annual retainer for all non-employee directors	$50,000
• Additional retainer:
• Lead Director and Audit Committee Chairperson	$25,000
• Other Audit Committee members	$10,000
• Compensation Committee Chairperson and Nominating and Governance Committee Chairperson	$10,000
• Other Compensation Committee and Nominating and Governance Committee members	$5,000

Board and Board Committee Meeting fees for 2006 for non-employee directors were as follows:

• Fees per regular Board meeting attended	$3,000
• Fees per special Board meeting attended	$500
• Fees per regular Board committee meeting:
• Audit Committee
• Chairperson	$3,000
• Other member	$2,000
• Compensation Committee
• Chairperson	$2,500
• Other member	$2,000
• Nominating and Governance Committee
• Chairperson	$2,500
• Other member	$2,000
• Fees per Special Board Committee meetings	$500

In addition, we reimburse all directors for reasonable and necessary expenses they incur in performing their duties as directors of our company.

Equity-Based Grants to Board Members

On the date they commence service on our board of directors, newly elected directors receive an option to purchase 45,000 shares of our common stock at an exercise price not less than the fair market value of our common stock on the date of grant. Fair market value was determined by our board for grants prior to our initial public offering. For grants after our initial public offering and prior to December 1, 2006, fair market value was based on the closing price of our common stock as reported on the NYSE on the day prior to the date of grant and thereafter fair market value is based on the closing price on the date of the grant. The stock option vests over a period of four years, vesting as to 25% of the underlying shares on the first anniversary of the date of grant and as to the remaining underlying shares in equal quarterly installments thereafter. The stock options vest in full upon a change in control. Beginning September 1, 2006 and the first day of the last month of each quarter, directors who are not officers or employees of our company are awarded options to purchase 3,750 shares of our common stock at an exercise price not less than the fair market value of our common stock on the date of grant determined as described in the preceding paragraph, and 3,750 shares of restricted common stock. In order to be eligible for such grants, the director must have served on our board for the entire previous quarter. These options granted on a quarterly basis vest quarterly over a one-year period, subject to full vesting in the event of a change in control.

The table below summarizes the compensation paid by the Company to non-employee directors for the fiscal year ended December 31, 2006.

DIRECTOR COMPENSATION—2006

Name (1)	Fees Earned or Paid in Cash	Stock Awards (2)	Option Awards (3)	Total
Betsy S. Atkins	$103,000	$23,855	$240,582	$367,437
Peter Barris	$65,000	$23,855	$206,779	$295,634
Morton David	$98,500	$23,855	$201,291	$323,646
Orit Gadiesh	$65,000	$23,855	$245,281	$334,136
J. Sanford Miller	$114,500	$23,855	$43,231	$181,586
Hugh Panero	$5,000	$—	$316,598	$321,598
Governor Thomas Ridge	$79,000	$23,855	$326,798	$429,653
John J. Roberts	$106,500	$23,855	$206,779	$337,134
Harry Weller	$67,000	$23,855	$206,779	$297,634

(1)	Ms. Atkins resigned from our board on March 30, 2007, Ms. Gadiesh resigned from our board on February 15, 2007 and Mr. Panero resigned from our board on August 18, 2006.

(2)	Stock awards consist only of restricted stock. The amounts shown do not reflect compensation actually received by the directors. Instead, the amounts shown are the compensation costs recognized by us in 2006 with respect to stock awards for financial statement purposes, computed in accordance with SFAS 123R, but without giving effect to estimated forfeitures. The assumptions used to calculate the value of stock awards are set forth under Note 1 of the Notes to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2006 filed with the SEC on April 17, 2007. With the exception of Mr. Panero, each of the directors held 7,500 shares of restricted stock as of December 31, 2006. Mr. Panero held no shares of restricted stock as of December 31, 2006. The restricted stock granted to each of the directors on September 1, 2006 and December 1, 2006 had a grant date fair value computed in accordance with SFAS 123R of $29,725 and $22,349, respectively.

(3)	The amounts shown do not reflect compensation actually received by the directors. Instead, the amounts shown are the compensation costs recognized by us in 2006 with respect to stock options for financial statement purposes, computed in accordance with SFAS 123R, but without giving effect to estimated forfeitures. These compensation costs reflect option awards granted in and prior to 2006. The assumptions used to calculate the value of stock options are set forth under Note 1 of the Notes to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2006 filed with the SEC on April 17, 2007. The following numbers of options were held by each of the directors as of December 31, 2006: Betsy S. Atkins, 159,287; Peter Barris, 221,787; Morton David, 345,522; Orit Gadiesh, 159,287; J. Sanford Miller, 16,429; Hugh Panero, 18,602; Governor Thomas Ridge, 159,287; John J. Roberts, 221,787; and Harry Weller, 221,787. The options granted to each of the directors on March 1, 2006, June 8, 2006, September 1, 2006 and December 1, 2006 had a grant date fair value computed in accordance with SFAS 123R of $71,590, $55,623, $18,983 and $13,353, respectively.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information about the securities authorized for issuance under our equity compensation plans as of December 31, 2006.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options and Rights	Weighted-average Exercise Price of Outstanding Options and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	18,916,208	$7.25	27,363,367	(1)
Equity compensation plans not approved by security holders (2)	—	—	—

Total	18,916,208	$7.25	27,363,367	(1)

(1)	The number of securities remaining for future issuance consists of 11,924,364 shares issuable under our 2001 Stock Incentive Plan and 15,439,003 shares issuable under our 2006 Incentive Plan, both of which were approved by our stockholders. There are 28,286,393 shares authorized for options grants or restricted stock grants under the 2001 Stock Incentive Plan. Currently, our board of directors has limited the total amount of future stock options and other equity-based awards that may be granted under our 2001 Stock Incentive Plan to 2,000,000 shares, of which 1,557,786 shares are available for grant as of December 31, 2006. The maximum number of shares of our common stock that are authorized for issuance under our 2006 Incentive Plan will be determined under a formula set forth in the plan, and will equal approximately 17.65% of the number of shares that are issued and outstanding from time to time, less the number of shares that are available for issuance under our 2001 Stock Incentive Plan. Awards under the 2001 Stock Incentive Plan and 2006 Incentive Plan may include restricted stock, unrestricted stock, stock appreciation rights, performance shares or other equity-based awards, as the board of directors may determine.

(2)	We have no equity compensation plans not approved by security holders.

STOCK OWNERSHIP INFORMATION

The following table sets forth information regarding the beneficial ownership of our common stock as of March 1, 2007 by:

•	each person or group who is known by us to own beneficially more than 5% of our common stock;

•	each of our directors;

•	each of our named executive officers; and

•	all of our directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes any shares over which a person exercises sole or shared voting or investment power. Shares of common stock subject to options or warrants that are currently exercisable or exercisable within 60 days of March 1, 2007 are considered outstanding and beneficially owned by the person holding the options or warrants for the purpose of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Shares issuable upon conversion of convertible notes are considered outstanding and beneficially owned by the person holding the convertible notes for the purpose of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

Unless otherwise indicated, each of the stockholders listed below has sole voting and investment power with respect to the shares beneficially owned. Except as indicated below, the address for each stockholder, director or named executive officer is 23 Main Street, Holmdel, New Jersey 07733.

This table assumes 155,163,295 shares of common stock outstanding as of March 1, 2007, assuming no conversion of convertible notes and no exercise of outstanding warrants or options. This table includes the unvested portion of the 3,750 shares of restricted common stock granted to each non-employee director on each of September 1, 2006, December 1, 2006 and March 1, 2007. These shares of restricted common stock vest quarterly over one year from the date of grant and vest in full upon a change in control.

Beneficial Owners of 5% or More	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
Jeffrey A. Citron (1)	55,175,640	34%
Affiliates of Bain Capital, LLC (2)	12,051,594	8%
Meritech Capital Partners (3)	13,613,620	9%
New Enterprise Associates (4)	29,281,065	19%
3i (5)	12,960,348	8%
Par Investment Partners, L.P. (6)	8,000,000	5%

Directors and Named Executive Officers
Jeffrey A. Citron (1)	55,175,640	34%
Michael Snyder (7)	260,517	*
John S. Rego (8)	338,197	*
Louis A. Mamakos (9)	150,019	*
Sharon A. O’Leary (10)	108,422	*
Timothy Smith (11)	49,479	*
Peter Barris (12)	29,281,065	19%
Morton David (13)	1,857,314	1%
J. Sanford Miller (14)	3,351,190	2%
Governor Thomas J. Ridge (15)	75,899	*
John J. Roberts (16)	129,387	*
Harry Weller (17)	29,281,065	19%
All directors and executive officers as a group (11 persons)	90,777,129	57%

*	Less than one percent.

(1)	Includes 178,959 shares of common stock owned by KEC Holdings; 1,000,000 shares held by a charitable organization for which Mr. Citron serves as a director; 3,085,715 shares issuable upon conversion of warrants; 2,816,814 shares owned by Kyra Elyse Citron 1999 Descendants Annuity Trust; 2,816,814 shares owned by Noah Aidan Citron 1999 Descendants Annuity Trust; 9,599,140 shares owned by Jeffrey Adam Citron 2003 Qualified Seven Year Annuity Trust; 2,337,898 shares of common stock issuable upon exercise of stock options; and 178,407 shares issuable upon conversion of convertible notes. With respect to the shares held by a charitable organization, Mr. Citron disclaims beneficial ownership of such shares.

(2)	Shares include (i) 1,747,634 shares owned by Bain Capital Venture Fund 2005, L.P. (“Bain Venture Fund”), whose sole general partner is Bain Capital Venture Partners 2005, L.P. (“BCVP”), whose sole general partner is Bain Capital Venture Investors, LLC (“BCVI”), (ii) 247,371 shares owned by BCIP Associates III, LLC (“BCIP III”), whose manager is BCIP Associates III, whose sole managing general partner is Bain Capital Investors, LLC (“BCI”) and whose attorney-in-fact with respect to such shares is BCVI, (iii) 6,642 shares owned by BCIP Associates III-B, LLC (“BCIP III-B,” and together with BCIP III, the “BCIP Entities”), whose manager is BCIP Associates III-B, whose sole managing partner is BCI and whose attorney-in-fact with respect to such shares is BCVI, (iv) (a) 5,391,648 shares, and (b) 356,814 shares issuable upon conversion of convertible notes owned by Brookside Capital Partners Fund, L.P. (“Brookside Fund”), whose sole general partner is Brookside Capital Investors, L.P. (“Brookside Investors”), whose sole general partner is Brookside Capital Management, LLC (“Brookside Management”), (v) (a) 673,957 shares, and (b) 241,206 shares issuable upon conversion of convertible notes owned by Sankaty Credit Opportunities, L.P. (“SCO”), whose sole general partner is Sankaty Credit Opportunities Investors, LLC (“SCI”), whose managing member is Sankaty Credit Member, LLC (“SCM”), (vi) (a) 1,752,285 shares, and (b) 505,248 shares issuable upon conversion of convertible notes owned by Sankaty Credit Opportunities II, L.P. (“SCO II”), whose sole general partner is Sankaty Credit Opportunities Investors II, LLC (“SCI II”), whose managing member is SCM, (vii) (a) 269,582 shares, and (b) 472,421 shares issuable upon conversion of convertible notes owned by Prospect Harbor Credit Partners, L.P. (“PH”), whose sole general partner is Prospect Harbor Investors, LLC (“PHI”), whose managing member is SCM; (viii) 235,497 shares issuable upon conversion of convertible notes owned by Sankaty High Yield Partners II, L.P., whose sole general partner is Sankaty High Yield Asset Investors II, LLC (“SHYA II”), whose sole managing member is Sankaty Investors II, LLC (“SI II”); and (ix) 151,289 shares issuable upon conversion of convertible notes owned by Sankaty High Yield Partners III, L.P, whose sole general partner is Sankaty High Yield Asset Investors III, LLC (“SYHA III”), whose sole managing member is Sankaty Investors III, LLC (“SI III”). Michael A. Krupka is the sole managing member of BCVI. Domenic Ferrante is the managing member of Brookside Management. Jonathan S. Lavine is the managing member of each of SCM, SI II and SI III. Each of Mr. Krupka, Mr. Ferrante and Mr. Lavine is (a) a limited partner of each of BCVP and Brookside Investors, (b) a member of BCI, BCVI, Brookside Management, SCI, SCI II, SCM, PHI, SHYA II, SHYA III, SI II and SI III, and (c) a general partner of BCIP Associates III. Mr. Krupka, Mr. Ferrante and Mr. Lavine, and the entities listed above other than record holders of the shares listed above may each be deemed to share voting and dispositive power with respect to these shares, but each disclaims beneficial ownership of such shares except to the extent of their pecuniary interests therein. The address of each listed entity and individual is 111 Huntington Avenue, Boston, MA 02199.

(3)	Includes: (i) (a) 12,414,270 shares, and (b) 759,635 shares issuable upon conversion of convertible notes owned by Meritech Capital Partners II L.P.; (ii)(a) 319,429 shares, and (b) 19,546 shares issuable upon conversion of convertible notes owned by Meritech Capital Affiliates II L.P.; and (iii) (a) 94,931 shares, and (b) 5,809 shares issuable upon conversion of convertible notes owned by MCP Entrepreneur Partners II L.P. Meritech Management Associates II L.L.C., a managing member of Meritech Capital Associates II L.L.C., the general partner of Meritech Capital Partners II L.P., Meritech Capital Affiliates II L.P. and MCP Entrepreneur Partners II L.P., has sole voting and dispositive power with respect to the shares held by Meritech Capital Partners II L.P., Meritech Capital Affiliates II L.P. and MCP Entrepreneur Partners II L.P. The managing members of Meritech Management Associates II L.L.C. are Paul S. Madera and Michael B. Gordon, who disclaim beneficial ownership of these shares except to the extent of their pecuniary interest therein. The address for Meritech Capital Partners is 285 Hamilton Avenue, Suite 200, Palo Alto, CA 94301.

(4)	Includes: (i) 21,428 shares owned by NEA Ventures 2003, L.P.; (ii) (a) 21,092,371 shares, and (b) 802,831 shares issuable upon conversion of convertible notes owned by New Enterprise Associates 10, L.P.; (iii) (a) 6,838,051 shares, and (b) 267,610 shares issuable upon conversion of convertible notes owned by New Enterprise Associates 11, L.P.; and (iv) 236,274 shares of common stock issuable upon exercise of stock options. The General Partner for NEA Ventures 2003, Limited Partnership is J. Daniel Moore. The General Partner for New Enterprise Associates 10, Limited Partnership is NEA Partners 10, Limited Partnership. The individual general partners of NEA Partners 10, Limited Partnership are M. James Barrett, Peter J. Barris, Richard Kramlich, Peter T. Morris, Charles W. Newhall, III, Mark W. Perry, Scott D. Sandell and Eugene A. Trainor, III. The General Partner for New Enterprise Associates 11, Limited Partnership is NEA Partners 11, Limited Partnership. The general partner for NEA Partners 11, Limited Partnership is NEA 11 GP, LLC. The individual managers of NEA 11 GP, LLC are M. James Barrett, Peter J. Barris, Ryan D. Drant, Krishna “Kittu” Kolluri, C. Richard Kramlich, Charles M. Linehan, Peter T. Morris, Charles W. Newhall, III, Mark W. Perry, Scott D. Sandell and Eugene A. Trainor, III. The address for New Enterprise Associates is 1119 St. Paul Street, Baltimore, MD 21202.

(5)	Includes (i) 90,985 shares owned by 3i Global Technology 2004-06, L.P.; (ii) 530,742 shares owned by 3i Pan European Technology 2004-06, L.P.; (iii) 11,633,384 shares owned by 3i Technology Partners, L.P.; (iv) 591,400 shares owned by Mayflower, L.P.; and (v) 113,837 shares of common stock issuable upon exercise of stock options held for the benefit of 3i Corporation. These entities are collectively referred to in this prospectus as 3i. Each of 3i Corporation and 3i Investments plc is a 100% indirect subsidiary of 3i Group plc, a public company listed on the London Stock Exchange. Either 3i Corporation or 3i Investments plc acts as the manager of each of the entities referred to above and, as such, has the discretionary power to control the exercise of the investment and voting power to the shares owned by such entities. 3i Group plc disclaims beneficial ownership of the shares owned by each of the entities referred to above, except to the extent of its pecuniary interest therein. The address for 3i is 91 Waterloo Road, London, SE1 8XP, United Kingdom.

(6)	Information is based solely on a Schedule 13G/A dated February 14, 2007 filed with the SEC. Each of Par Investment Partners, L.P., ParGroup, L.P. and Par Capital Management, Inc. reports that it has sole power to vote and sole power to dispose of 8,000,000 shares of common stock.

(7)	Includes 260,417 shares of common stock issuable upon exercise of stock options.

(8)	Includes 311,427 shares of common stock issuable upon exercise of stock options.

(9)	Includes 147,322 shares of common stock issuable upon exercise of stock options.

(10)	Includes 103,422 shares of common stock issuable upon exercise of stock options.

(11)	Includes 49,479 shares of common stock issuable upon exercise of stock options.

(12)

Includes: (i) 21,428 shares owned by NEA Ventures 2003, L.P.; (ii) (a) 21,092,371 shares, and (b) 802,831 shares issuable upon conversion of convertible notes owned by New Enterprise Associates 10, L.P.; (iii) (a) 6,838,051 shares issuable upon conversion of preferred stock, and (b) 267,610 shares issuable upon conversion of convertible notes owned by New Enterprise Associates 11, L.P.; and (iv) 236,274 shares of common stock issuable upon exercise of stock options. The General Partner for NEA Ventures 2003, Limited Partnership is J. Daniel Moore. The General Partner for New Enterprise Associates 10, Limited Partnership is NEA Partners 10, Limited Partnership. The individual general partners of NEA Partners 10, Limited Partnership are M. James Barrett, Peter J. Barris, Richard Kramlich, Peter T. Morris, Charles W. Newhall, III, Mark W. Perry, Scott D. Sandell and Eugene A. Trainor, III. The General Partner for New Enterprise Associates 11, Limited Partnership is NEA Partners 11, Limited Partnership. The general partner for NEA Partners 11, Limited Partnership is NEA 11 GP, LLC. The individual managers of NEA 11 GP, LLC are M. James Barrett, Peter J. Barris, Ryan D. Drant, Krishna “Kittu” Kolluri, C. Richard Kramlich, Charles M. Linehan, Peter T. Morris, Charles W. Newhall, III, Mark W. Perry, Scott D. Sandell and Eugene A. Trainor, III. As Mr. Barris is a general partner of NEA Partners 10, Limited Partnership (which is the general partner of New Enterprise Associates 10, Limited Partnership) and a manager of NEA

11 GP, LLC (which is the general partner of NEA Partners 11, Limited Partnership, the general partner of New Enterprise Associates 11, Limited Partnership), he may be deemed to have voting and dispositive power with respect to such shares listed. Mr. Barris does not have voting or dispositive power with respect to the shares held by NEA Ventures 2003, L.P. Mr. Barris disclaims beneficial ownership of all these shares, except to the extent of his proportionate pecuniary interest therein.

(13)	Includes 311,428 shares owned by David & Edward Cohen Trustees FBO Aaron; 311,428 shares owned by David & Edward Cohen Trustees FBO Claudia; 311,428 shares owned by David & Edward Cohen Trustees FBO Julien; 311,428 shares owned by David & Edward Cohen Trustees FBO Zachary; 262,706 shares of common stock issuable upon exercise of stock options owned by Morton David; and 14,265 shares issuable upon conversion of convertible notes.

(14)	Includes: (i) 2,875,002 shares owned by Institutional Venture Parters XI, L.P. (“IVP XI”), which is under common control with Institutional Venture Partners XI GmbH & Co. Beteiligungs KG (“IVP XI KG”).; (ii) 460,266 shares owned by IVP XI KG, which is under common control with IVP XI.; and (iii) 4,672 shares of common stock issuable upon exercise of stock options. Institutional Venture Management XI, LLC (“IVM XI”) is the General Partner of IVP XI. IVM XI is the Managing Limited Partner of IVP XI KG. Mr. Miller is a Managing Director of IVM XI and IVM XI. Mr. Miller disclaims beneficial ownership of the shares reported herein, except to the extent of his pecuniary interest therein and the shares underlying the options issued directly to him.

(15)	Includes 62,149 shares of common stock issuable upon exercise of stock options.

(16)	Includes 118,137 shares of common stock issuable upon exercise of stock options.

(17)	Includes: (i) 21,428 shares owned by NEA Ventures 2003, L.P.; (ii) (a) 21,092,371 shares, and (b) 802,831 shares issuable upon conversion of convertible notes owned by New Enterprise Associates 10, L.P.; (iii) (a) 6,838,051 shares issuable upon conversion of preferred stock, and (b) 267,610 shares issuable upon conversion of convertible notes owned by New Enterprise Associates 11, L.P.; and (iv) 236,274 shares of common stock issuable upon exercise of stock options. The General Partner for NEA Ventures 2003, Limited Partnership is J. Daniel Moore. The General Partner for New Enterprise Associates 10, Limited Partnership is NEA Partners 10, Limited Partnership. The individual general partners of NEA Partners 10, Limited Partnership are M. James Barrett, Peter J. Barris, Richard Kramlich, Peter T. Morris, Charles W. Newhall, III, Mark W. Perry, Scott D. Sandell and Eugene A. Trainor, III. The General Partner for New Enterprise Associates 11, Limited Partnership is NEA Partners 11, Limited Partnership. The general partner for NEA Partners 11, Limited Partnership is NEA 11 GP, LLC. The individual managers of NEA 11 GP, LLC are M. James Barrett, Peter J. Barris, Ryan D. Drant, Krishna “Kittu” Kolluri, C. Richard Kramlich, Charles M. Linehan, Peter T. Morris, Charles W. Newhall, III, Mark W. Perry, Scott D. Sandell and Eugene A. Trainor, III. NEA Partners 10, Limited Partnership and NEA Partners 11, Limited Partnership have voting and dispositive power over these shares. Harry Weller is a Partner of New Enterprise Associates but does not have voting or dispositive power with respect to all of these shares listed, except with respect to the shares underlying the options issued directly to him. Therefore, Mr. Weller disclaims beneficial ownership of all these shares listed, except to the extent of his proportionate pecuniary interest therein.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers and holders of more than 10% of our common stock to file with the SEC reports regarding their ownership and changes in ownership of our securities. We believe that, during fiscal 2006, our directors, executive officers and 10% stockholders complied with all Section 16(a) filing requirements.

In making these statements, we have relied upon examination of the copies of Forms 3, 4 and 5, and amendments thereto, provided to us and the written representations of our directors, executive officers and 10% stockholders.

ANNUAL MEETING OF STOCKHOLDERS OF

VONAGE HOLDINGS CORP.

May 29, 2007

PROXY VOTING INSTRUCTIONS

MAIL - Date, sign and mail your proxy card in the envelope provided as soon as possible.

\- OR -

TELEPHONE - Call toll-free **1-800-PROXIES** (1-800-776-9437) from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.

\- OR -

INTERNET - Access "**www.voteproxy.com**" and follow the on-screen instructions. Have your proxy card available when you access the web page.

\- OR -

IN PERSON - You may vote your shares in person by attending the Annual Meeting.

COMPANY NUMBER	
ACCOUNT NUMBER	

You may enter your voting instructions at 1-800-PROXIES or www.voteproxy.com up until 11:59 PM Eastern Time the day before the date of the Annual Meeting.

↓ Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet. ↓

20330000000000001000 8 052907

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF ALL CLASS I DIRECTOR NOMINEES AND "FOR" PROPOSAL 2.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. Election of Class I Directors to serve a three year term:

☐ FOR ALL NOMINEES

☐ WITHHOLD AUTHORITY FOR ALL NOMINEES

☐ FOR ALL EXCEPT (See instructions below)

NOMINEES:
- ○ Peter Barris
- ○ Governor Thomas J. Ridge
- ○ Harry Weller

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark "FOR ALL EXCEPT" and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

Please mark box if you plan to attend the Annual Meeting. ☐

Signature of Stockholder ____________ Date: ________ Signature of Stockholder ____________ Date: ________

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

0

VONAGE HOLDINGS CORP.

23 MAIN STREET
HOLMDEL, NJ 07733

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned, revoking all prior proxies, hereby appoints Sharon A. O'Leary, Henry Pickens and Joseph A. Brucchieri, as proxies, each with full power of substitution, to represent and vote as designated on the reverse side, all the shares of Common Stock of Vonage Holdings Corp. held of record by the undersigned on March 30, 2007, at the Annual Meeting of Stockholders to be held at the Robert Meyner Reception Center at the PNC Bank Arts Center, Exit 116, Garden State Parkway, Holmdel, New Jersey, 07733 on May 29, 2007 at 2:00 p.m., local time, or any adjournment or postponement thereof, and, in their discretion, on any other matters properly presented for a vote at the Annual Meeting.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED "FOR" THE ELECTION OF ALL CLASS I DIRECTOR NOMINEES AND "FOR" PROPOSAL 2.

(Continued and to be signed on the reverse side)

14475